Exhibit 10.3

LAUNDRY SYSTEMS GROUP NV

as Seller

and

ALLIANCE LAUNDRY SYSTEMS LLC

as Purchaser

SHARE PURCHASE AGREEMENT

May 23, 2006

SHARE PURCHASE AGREEMENT

BETWEEN:	(1)	LAUNDRY SYSTEMS GROUP NV, a limited liability company (“naamloze vennootschap”) organised and existing under the laws of Belgium, having its registered office at 8560 Wevelgem, Nieuwstraat 146, Belgium, and registered at the Crossroads Databank for Enterprises under company number 0440.449.284; represented for the purposes of this Agreement by Mr. Jesper Munch Jensen and Erik Vanderhaegen in their capacity as Chief Executive Officer and Chief Financial Officer respectively;

		hereinafter referred to as the “Seller”;

AND:	(2)	ALLIANCE LAUNDRY SYSTEMS LLC, a limited liability company organised and existing under the laws of the state of Delaware, United States of America, having its principal place of business at Shepard Street, Ripon, Wisconsin 54971, United States of America;

		represented for purposes of this agreement by Thomas F. L’Esperance, in his capacity as Chief Executive Officer and President;

		hereinafter referred to as the “Purchaser”;

		the parties above are hereinafter jointly referred to as the “Parties”, and each individually a “Party”.

WHEREAS:

A.	The Seller is a public limited liability company listed on the Euronext Brussels stock exchange and the ultimate parent company of a group of companies engaged in supplying equipment and systems to the laundry industry and organized in two business divisions: the heavy-duty laundry division and the commercial laundry division.

B.	The Purchaser is a limited liability company that engages in the manufacture of commercial laundry products and the provision of services for laundromats, multi-housing laundries, on-premise laundries and drycleaners.

C.	Following preliminary discussions between the Parties, they are desirous to pursue a transaction leading to the acquisition by the Purchaser of the Seller’s European commercial laundry business division and activities as carried out by the CLD Companies (such transaction hereinafter referred to as the “Transaction”, and such business division, hereinafter the “CLD”).

D.	Simultaneously with the Closing under this Agreement, the Purchaser shall acquire from Affiliated Companies of the Seller certain shares and assets located in the United States of America pursuant to a share and asset purchase agreement (the “U.S. Purchase Agreement”).

E.	Certain information and documentation has already been made available by the Seller to the Purchaser (i) between December 19, 2005 and December 22, 2005 as well as between January 10 and January 11, 2006 at a designated data room located at the offices of the Seller, ‘t Hofveld 6 F2, 1702 Groot-Bijgaarden, Belgium, (ii) on April 6 and 7, 2006 at a designated data room located at the offices of Stibbe, Rue Henri Wafelaertsstraat 47-51, 1060 Brussels, Belgium, and (iii) by way of direct communication among the Parties and/or their legal counsel (it being understood in this respect that a full copy of the information contained in the data rooms indicated by (i) and (ii) above, was provided by Seller’s legal counsel to Purchaser’s legal counsel on April 12, 2006), to allow the Purchaser and its advisors to conduct a first phase legal, pensions and environmental non-operational due diligence (the “First Phase Due Diligence”).

F.	The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares of the Company (as defined below), upon the terms and subject to the conditions set forth in this share purchase agreement (hereinafter the “Agreement”).

NOW, THEREFORE, the Parties have agreed as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement the following terms shall have the meaning as specified or referred to in this Clause 1.1.1:

“Acquired Operations” has the meaning set forth in the U.S. Purchase Agreement.

“Adjusted EBITDA” means earnings of the CLD Companies and the Acquired Operations before interest and income taxes plus depreciation, amortization and any LSG group service fees which would no longer be necessary as a result of the Transaction (the latter as outlined in the overview attached to this Agreement as Schedule 1.1.1.A), as shown in the CLD Pro Forma Annual Accounts 2005 and calculated on the basis of IFRS accounting principles applied on a basis consistent with the methodology used in preparing the IFRS Restatement, it being understood that for the IPH product line, the contribution margin after the allocation of production overhead will be utilized rather than EBITDA due to the inability to accurately allocate selling, general and administrative expenses.

“Acquired Companies” has the meaning set forth in the U.S. Purchase Agreement.

“Affiliated Company” means an affiliated company (“société liée” / “verbonden vennootschap”) as defined in Article 11 of the Belgian Code of Companies.

“Aggregate Purchase Price” means the sum of (i) the Final Purchase Price and (ii) the Purchase Price as such term is defined in the U.S. Purchase Agreement.

“Benchmark Amount” has the meaning set out in Clause 13.1.3 (b).

“Beneficiary” means the Purchaser or a CLD Company as set out in Clause 11.1.1.

“Business Day” means any day other than a Saturday, a Sunday or a bank holiday in Belgium.

“Cash” means all cash on hand and on deposit in bank accounts plus any marketable securities with maturities of 90 days or less plus deposits in transit less outstanding checks.

“Cash/Indebtedness Adjustment” has the meaning set out in Clause 3.3.2.

“CLD” means the European commercial laundry division and activities of the Seller as carried out by the CLD Companies.

“CLD Pro Forma Annual Accounts 2005” means the pro forma financial statements for the business year ended on December 31, 2005, of the Seller’s commercial laundry division as acquired by the Purchaser under this Agreement and the U.S. Purchase Agreement (including, for the avoidance of doubt, both the CLD Companies and the Acquired Operations), established inter alia on the basis of the CLD Company Annual Accounts 2005 (as far as the CLD Companies are concerned), prepared on the basis of IFRS accounting principles applied on a basis consistent with the methodology used in preparing the IFRS Restatement and reflecting all applicable eliminations of inter-company activity and balances, as such financial statements are attached to this Agreement as Schedule 1.1.1.B.

“CLD Companies” means the Company and its Subsidiaries.

“CLD Company Annual Accounts 2005” means the annual accounts for the business year ending on

December 31, 2005, of each of the CLD Companies (as available), audited for consolidation purposes (i.e. audited for purposes of the preparation by the Seller’s statutory auditor of its audit report with respect to the Seller’s consolidated annual accounts as at December 31, 2005), prepared on the basis of IFRS accounting principles applied on a basis consistent with the methodology used in preparing the IFRS Restatement, and reflecting all applicable eliminations of inter-company activity and balances, as such financial statements are attached to this Agreement as Schedule 1.1.1.C.

“Closing” means the transfer of ownership of the Shares pursuant to Clause 5.1 and completion of the Seller’s Closing Actions and the Purchaser’s Closing Actions pursuant to Clauses 5.2 and 5.3, respectively.

“Closing Accounts” means the Company’s unaudited financial statements as of the last day of the month immediately preceding the Closing Date, as referred to in Clause 3.3.4.

“Closing Actions” means the Seller’s Closing Actions and the Purchaser’s Closing Actions.

“Closing Cash” has the meaning set forth in Clause 3.2.

“Closing Indebtedness” has the meaning set forth in Clause 3.2.

“Closing Cash/Indebtedness Statement” has the meaning set forth in Clause 3.3.4.

“Closing Date” means the date on which the Closing shall take place pursuant to Clause 5.1.

“Closing Working Capital Statement” means the unaudited financial statement setting forth Purchaser’s calculation of the Final Working Capital of the Company as set out in Clause 3.3.4.

“Company” means IPSO-LSG NV, a limited liability company (“naamloze vennootschap”) organized and existing under the laws of Belgium, with registered office at 8560 Wevelgem, Nieuwstraat 146, Belgium, and company number 0453.859.040.

“Current Assets” means all amounts included in the balance sheet captions stocks and contracts in progress, amounts receivable within one-year, and deferred charges and accrued income, to be accounted for and presented on a basis consistent with the methodology used in preparing the IFRS Restatement.

“Current Liabilities” means all amounts included in the balance sheet captions amounts payable within one year, accrued charges and deferred income, and provisions for liabilities and charges accounted for and presented on a basis consistent with the methodology used in preparing the IFRS Restatement.

“Disclosure Letter/Schedules” means the disclosure letter and disclosure schedules to this Agreement disclosing information constituting exceptions to the Seller’s Representations.

“Disputed Item” has the meaning set out in Clause 3.3.5.

“Final Closing Cash” has the meaning set out in Clause 3.3.7.

“Final Closing Indebtedness” has the meaning set out in Clause 3.3.7.

“Final Purchase Price” has the meaning set out in Clause 3.3.3 .

“Final Working Capital” means the Current Assets of the Company less the Current Liabilities of the Company (excluding all (i) Cash (ii) Indebtedness, (iii) income tax assets and deferred income tax assets, (iv) receivables and payables between Seller or its Affiliated Companies (other than the Company) on one hand and the Company on the other hand, and (v) amounts included within the balance sheet caption “amounts receivable after one year”), calculated as at the last day of the month immediately preceding the Closing Date in accordance with the calculation principles as set forth in Schedule 3.3, taking into account the effects of the Pre-Closing Restructuring and assuming that the inter-company amounts described in Clause 7.7 of this Agreement have been eliminated, but not taking into account any effects of the sale and purchase of the CLD Companies under this Agreement or the sale and purchase contemplated by the U.S. Purchase Agreement.

“First Phase Due Diligence” has the meaning set forth in recital E.

“IFRS Restatement” means the IFRS restatement, in June 2005, by the Seller of its consolidated annual accounts for the business year ended on December 31, 2004, which annual accounts had originally been prepared in accordance with Belgian GAAP.

“Income Taxes” means all Taxes on or measured by income, profits, receipts or earnings (for the avoidance of doubt excluding VAT).

“Indebtedness” means, without duplication and with the exception of (a) the items listed in Schedule 1.1.1.D to this Agreement and (b) Indebtedness of Ipso Rent and Ipso Rent Deutschland that is (i) incurred as of the date of this Agreement (excluding, in the case of each entity, off-balance sheet liabilities and any Indebtedness relating to the heavy-duty activities of Seller or any of its Affiliated Companies) or (ii) incurred after the date of this Agreement in accordance with Clause 7.4.2(a) hereof, (1) all obligations of the respective CLD Company for borrowed money or for the deferred purchase price of property or services (exclusive of deferred purchase price arrangements in the nature of open or other accounts payable owed to suppliers on normal terms in connection with the purchase of goods and services in the ordinary course of business) and all obligations of the respective CLD Company evidenced by bonds (including but not limited to the EUR 7,500,000 subordinated bond loan issued by the Company), debentures, notes, letters of credit, overdrafts or other similar instruments; (2) all capitalized lease obligations of the respective CLD Company, including, for the avoidance of doubt, the principal amount owed by the Company under the Laser Cutting Lease as of the last day of the month immediately preceding the Closing Date; (3) net liabilities of the respective CLD Company under all hedging obligations, currency forward exchange contracts, interest rate protection agreements or swap arrangements; (4) factoring arrangements; (5) whether or not so included as liabilities in accordance with Belgian GAAP, German GAAP, Norwegian GAAP or IFRS, all indebtedness of the types referred to in clauses (1) through (3) above (excluding prepaid interest thereon) secured by an encumbrance on property owned or being purchased by the respective CLD Company (including indebtedness arising under conditional sale or other title retention agreements), other than operating leases, whether or not such indebtedness shall have been assumed by such CLD Company or is limited in recourse; (6) all asset financing obligations of the respective CLD Company; (7) any guarantee of the obligations of another person and (8) any interest on and any premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of, in each case, any of the foregoing.

“Independent Expert” means the expert to be appointed in accordance with Clause 3.3.6.

“Initial Purchase Price” means the aggregate price for the Shares as defined in Clause 3.1.1.

“Key Employee(s)” means the key managers of the CLD (the term “managers” including for the avoidance of doubt both employees and independent consultants), as listed in Schedule 1.1.1.E.

“Liens” means all liens, pledges, security interests, usufructs (“usufruit” / “vruchtgebruik”), options, rights of first refusal, charges, claims, attachments (“saisie” / “beslag”) or other restrictions or third party rights of any kind or nature.

“Loss” means any damage (including connected expenses and costs of investigation, defense or enforcement of rights), loss, liability, debt, penalty or payment incurred, borne or made by the relevant Party.

“Material Adverse Change” means any material adverse changes, facts or circumstances (including but not limited to national and/or international developments in financial, political and/or economic circumstances) in respect of the CLD Companies and/or the Acquired Operations, whether or not known by the Purchaser on the date of this Agreement (other than the items set out on Schedule 13.1.3(b)) and that, on a cumulative basis, are or can reasonably be expected to result in (i) an adverse impact on the CLD Companies and the Acquired

Operations taken as a whole in excess of EUR 3,500,000 (three million five hundred thousand Euro) in the aggregate (calculated without giving effect to any Tax effect), or (ii) a decrease in the CLD Companies’ and/or the Acquired Operations’ consolidated historical or projected EBITDA in excess of EUR 450,000 (four hundred and fifty thousand Euro), with the exception of any change, fact or circumstance or effect resulting from A) an industry-wide change, fact or circumstance that does not disproportionately affect the CLD Companies’ or the Acquired Operations’ business, (B) an act of terrorism not specifically directed at the CLD Companies or the Acquired Operations, or (C) a discontinuation by the U.K. distributor JLA, a limited company under English law, with offices at Meadowcroft Lane, Halifax Road, Ripponden, West Yorkshire HX6 4AJ, United Kingdom, and company number 01094178 (hereinafter “JLA”) of its commercial relationship with the Company, in which respect the Purchaser acknowledges that it is aware of the fact that JLA has expressed reservations with respect to its willingness to continue said commercial relationship in view of the prospective acquisition of the CLD Companies by the Purchaser, as contemplated by this Agreement.

“Material Contracts” means any and all contracts as set forth in Schedule 1.1.1.F to this Agreement which are or have been entered into by a CLD Company.

“Non-Compete Period” has the meaning set out in Clause 12.4.1.

“Non-Solicitation Period” has the meaning set out in Clause 12.4.1.

“Objection Notice” has the meaning set out in Clause 3.3.5.

“Parties” means the Seller and the Purchaser (each of them being referred to individually as a “Party”).

“Pre-Closing Dividend” means the dividend, if any, to be declared and paid in accordance with Clause 3.2.

“Pre-Closing Restructuring” means the restructuring of the Seller’s corporate group structure prior to Closing as set out in Clause 7.12.

“Protected Business” has the meaning set out in Clause 12.4.2.

“Purchaser” means ALLIANCE LAUNDRY SYSTEMS LLC, a limited liability company organised and existing under the laws of the state of Delaware, United States of America, having its principal place of business at Shepard Street, Ripon, Wisconsin 54971, United States of America.

“Purchaser’s Closing Actions” means the actions to be taken by the Purchaser on the Closing Date, as set out in Clause 5.3.

“Purchaser’s Representations” means the representations made by the Purchaser pursuant to Schedule 10 to this Agreement.

“Reference Working Capital” means the amount as set forth in Clause 3.3.1.

“Responsible Party” has the meaning set forth in Clause 11.4.2.

“Schedules” means any and all schedules to this Agreement.

“Second Phase Data Room(s)” has the meaning set forth in Clause 7.1.1.

“Second Phase Direct Information” has the meaning set forth in Clause 7.1.1.

“Second Phase Due Diligence” has the meaning set forth in Clause 7.1.1.

“Second Phase Due Diligence Request List” has the meaning set forth in Clause 7.1.1.

“Seller” means LAUNDRY SYSTEMS GROUP NV, a limited liability company (“naamloze vennootschap”) organised and existing under the laws of Belgium, having its registered office at 8560 Wevelgem, Nieuwstraat 146, Belgium, and registered under company number 0440.449.284.

“Seller’s Closing Actions” means the actions to be taken by the Seller on the Closing Date, as set out in Clause 5.2.

“Seller’s Representations” means the representations made by the Seller pursuant to Schedule 9 to this Agreement.

“Shares” means all outstanding shares in the Company which are being sold by the Seller to the Purchaser under this Agreement, as referred to in Clause 2.1.2.

“Subsidiaries” means each of Ipso Rent, Ipso Rent Deutschland and Ipso Norge.

“Tax(es)” means (i) all federal, state, regional, provincial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp duty, stamp duty reserve, stamp duty land, occupation, property, abandoned property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, as well as (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Third Party Claim” has the meaning set out in Clause 11.4.1.

“U.S. Purchase Agreement” means the share and asset purchase agreement as referred to in recital (D) above.

“Working Capital Adjustment” has the meaning set out in Clause 3.3.1.

1.1.2	Whenever a reference is made “to the Seller’s knowledge” or a representation or statement is qualified by any similar expression:

(a.)	reference is made not only to the knowledge of the Seller, but also to that of Jesper Munch Jensen (CEO of the Seller) and Erik Vanderhaegen (CFO of the Seller) and/or any of the Key Employees; and

(b.)	the Seller (and the other persons referred to in paragraph (a.) above) shall be deemed to have knowledge of any fact that a reasonably diligent person placed in the same circumstances could be expected to discover in the course of conducting a reasonably comprehensive investigation.

1.1.3	Save as otherwise provided herein, an action or transaction taken or entered into by a company (including in particular the Seller and the CLD Companies) shall be deemed to have been taken or entered into in the “ordinary course of business” only if such action or transaction falls within the scope of operational activities of such company as previously carried out but excluding actions or transactions which are unrelated to the operational activities of the company as previously carried out.

1.2	Interpretation

1.2.1	The titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement.

1.2.2	The Schedules to this Agreement form an integral part thereof and any reference to this Agreement includes the Schedules and vice versa.

1.2.3	The original version of this Agreement has been drafted in English. Should this Agreement be translated into French, Dutch or any other language, the English version shall prevail among the Parties to the fullest extent permitted by Belgian law, provided, however, that whenever French and/or Dutch translations of certain words or expressions are contained in the original English version of this Agreement, such translations shall be conclusive in determining the Belgian legal concept(s) to which the Parties intended to refer.

1.2.4	When using the expressions “shall use its best efforts” or “shall use its best endeavors” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian law concept of “obligation de moyen” / “middelenverbintenis”.

1.2.5	When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian law concept of “porte-fort” / “sterkmaking”.

1.2.6	The words “herein”, “hereof”, “hereunder”, hereby”, “hereto”, “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular clause, paragraph or other subdivision.

1.2.7	The words “include”, “includes”, including” and all forms and derivations thereof shall mean including but not limited to.

1.2.8	All terms defined in this Agreement shall have the same meaning regardless of whether they are used in the singular or plural number.

1.2.9	For the calculation of a period of time, such period shall start the next following day after the day on which the event triggering such period of time has occurred. The expiry date shall be included in the period of time. If the expiry date is not a Business Day, the expiry date shall be postponed until the next Business Day.

1.2.10	Unless otherwise provided herein, all periods of time shall be calculated in calendar days.

1.2.11	Unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

2	SALE AND PURCHASE

2.1	The Shares

2.1.1	Subject to the terms and conditions of this Agreement (including in particular the conditions precedent set out in Clause 4), the Seller hereby sells to the Purchaser such number of shares as set out in Clause 2.1.2, and the Purchaser hereby purchases all of these shares from the Seller.

2.1.2	The shares sold to the Purchaser pursuant to this Agreement (the “Shares”) are 27,399 registered shares, numbered from 1 to 27,399, owned by the Seller and representing 100% of the outstanding corporate capital in IPSO-LSG NV, a limited liability company (“naamloze vennootschap”) organized and existing under the laws of Belgium, with registered office at 8560 Wevelgem, Nieuwstraat 146, Belgium, and company number 0453.859.040 (hereinafter referred to as the “Company”), it being understood that the Company shall at Closing own the following shares:

-	400 registered shares without serial number, representing 50% of the outstanding corporate capital in Ipso Rent NV, a limited liability company (“naamloze vennootschap”) organized and existing under the laws of Belgium, with registered office at 8560 Wevelgem, Nieuwstraat 146, Belgium, and company number 0479.135.260 (hereinafter “Ipso Rent”) (joint venture with C.C. Company BVBA, a limited liability company (“besloten vennootschap met beperkte aansprakelijkheid”) organized and existing under the laws of Belgium, with registered office at 8600 Diksmuide, Kasteelstraat 2, Belgium, and company number 0464.692.059); and

-	a 50% share in Ipso Rent Deutschland GmbH, a limited liability company (“Gesellschaft mit beschränkter Haftung”) organized and existing under the laws of Germany, with registered office at 99869 Wangenheim, Hauptstrasse 59A, Germany, and registered with the Trade Registry of Erfurt (Germany) under number HRB 13428 (hereinafter “Ipso Rent Deutschland”) (joint venture with Treysse GmbH Wäscherei und Reinigungstechnik GmbH, a limited liability company (“Gesellschaft mit beschränkter Haftung”) organized and existing under the laws of Germany, with registered office at 99869 Wangenheim, Hauptstrasse 59A, Germany and registered with the Trade Registry of Erfurt (Germany) under number HRB 12811); and

-	1,000 registered shares (670 of which are class A shares and 330 of which class B shares) representing 100% of the outstanding corporate capital in Ipso Norge, a limited liability company (“Aksjeselskap”) organized and existing under the laws of Norway, with registered office at 1414 Trollase, Oppegard, Trollasveien 6, Norway, and with company registration number 989 486 225 (wholly owned) (hereinafter “Ipso Norge”).

Ipso Rent, Ipso Rent Deutschland and Ipso Norge are hereinafter jointly referred to as the “Subsidiaries” or each individually a “Subsidiary”.

2.1.3	At any time prior to the Closing Date, Purchaser may designate one or more of its Affiliated Companies to participate in the purchase of the Shares and assign its rights and obligations under this Agreement to such Affiliated Company provided that (a) no such designation shall relieve Purchaser of any of its obligations under this Agreement, (b) all such designees agree in writing to be bound by this Agreement as if they were parties hereto, and (c) Purchaser and designees shall be jointly and severally liable hereunder.

2.1.4	The ownership of the Shares shall be transferred to the Purchaser on the Closing Date against payment of the Initial Purchase Price in accordance with Clause 3.4.1.

2.1.5	On the Closing Date, the Purchaser shall acquire the Shares free and clear of all Liens.

2.1.6	The sale contemplated hereunder is indivisible and it shall be valid only if it applies to all of the Shares, without prejudice to Clause 2.1.3. No partial enforcement of this Agreement shall be allowed.

3	PURCHASE PRICE

3.1	Initial Purchase Price

3.1.1	The aggregate amount of the purchase price payable at Closing for the Shares shall be EUR 50,400,000 (fifty million four hundred thousand Euro) (the “Initial Purchase Price”). The Initial Purchase Price may be increased or decreased, as the case may be, pursuant to the price adjustment procedure set out in Clause 3.3.

3.2	Treatment of Cash and Indebtedness

As of the Closing Date, the Seller shall use its best efforts for the Company to have no Cash and no Indebtedness other than the Permitted Intercompany Indebtedness as referred to in Clause 7.7.2 and the principal amount owed by the Company under the leasing agreement nr. BE8/66076-LF-0 between KBC Lease Belgium NV and the Company dated January 17, 2005 with respect to a Triumph laser cutter TC 5000R – 1600 and L 3050, including STOPA tower TKL (the “Laser Cutting Lease”). The Seller shall compute the amount of outstanding Cash minus Indebtedness for the Company (including, the principal amount owed by the Company under the Laser Cutting Lease) as at the last day of the month immediately preceding the Closing Date, but excluding the Permitted Intercompany Indebtedness. If and only if and only to the extent such amount is positive, the Company may declare and pay to the Seller a dividend equal to such amount prior to or at Closing, insofar allowed under the Belgian Company Code (the “Pre-Closing Dividend”).

Furthermore, the Seller shall use its best efforts for the Company to repay all of its outstanding Indebtedness prior to or on the Closing Date, with the exception of the Permitted Intercompany Indebtedness and Indebtedness owed by the Company under the Laser Cutting Lease. The Seller shall inform the Purchaser of the timing and implementation of such repayment process.

Any remaining Cash of the Company as of the last day of the month immediately preceding the Closing Date (minus the gross amount of the Pre-closing Dividend, if such amount has been declared and paid) shall be referred to as the “Closing Cash”. Any remaining Indebtedness of the Company as the last day of the month immediately preceding the Closing Date, including, for the avoidance of doubt, the principal amount owed by the Company as at the last day of the month immediately preceding the Closing Date under the Laser Cutting Lease, but excluding the Permitted Intercompany Indebtedness, shall be referred to as the “Closing Indebtedness”.

3.3	Purchase Price Adjustment

3.3.1	Subsequent to the Closing, the Initial Purchase Price shall be increased to the extent the amount of the Final Working Capital for the Company is greater than EUR 8,356,000 (the “Reference Working Capital”), or decreased if the amount of the Final Working Capital for the Company is less than the Reference Working Capital, in each case by the amount of such increase or decrease on a euro to euro basis (the “Working Capital Adjustment”).

3.3.2	Subsequent to the Closing, the Initial Purchase Price shall be increased to the extent Closing Cash exceeds Closing Indebtedness, or decreased if Closing Indebtedness exceeds Closing Cash, in each case such increase or decrease shall be on a euro to euro basis (the “Cash/Indebtedness Adjustment”)

3.3.3	The Working Capital Adjustment and the Cash/Indebtedness Adjustment shall be determined in accordance with Clause 3.3.4 and paid in accordance with Clause 3.4.2. The Initial Purchase Price, as adjusted by the Working Capital Adjustment and the Cash/Indebtedness Adjustment, is the “Final Purchase Price”.

3.3.4	Within 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Seller a copy of the unaudited balance sheet of the Company as of the last day of the month immediately preceding the Closing Date (the “Closing Accounts”) and a statement setting forth Purchaser’s calculation of the Final Working Capital of the Company (the “Closing Working Capital Statement”). The Closing Accounts shall be prepared in accordance with IFRS accounting principles applied on a basis consistent with the methodology used in preparing the CLD Pro Forma Annual Accounts 2005.

Within 60 days following the Closing Date, the Purchaser shall also prepare and deliver to the Seller a statement setting forth the Closing Cash and Closing Indebtedness (if any) as of the last day of the month immediately preceding the Closing Date (the “Closing Cash/Indebtedness Statement”). The Closing Accounts, the Closing Working Capital Statement and the Closing Cash/Indebtedness Statement shall be computed in Euros and calculated as of the last day of the month immediately preceding the Closing Date.

3.3.5	The Closing Working Capital Statement and the Closing Cash/Indebtedness Statement shall be final and binding on the Parties unless the Seller shall, within 20 days following the delivery of the Closing Accounts, Closing Working Capital Statement and Closing Cash/Indebtedness Statement, deliver to the Purchaser written notice of objection (the “Objection Notice”), specifying in reasonable detail each disputed item on the Closing Working Capital Statement and the Closing Cash/Indebtedness Statement (each, a “Disputed Item”) and describing in reasonable detail the basis for each Disputed Item, including the data that forms the basis thereof and the amount in dispute. Notwithstanding the delivery of an Objection Notice, the Closing Working Capital Statement and the Closing Cash/Indebtedness Statement shall be final and binding to the extent any item is not a Disputed Item.

3.3.6	If the Objection Notice is delivered, the Parties shall consult with each other with respect to the Disputed Items and use commercially reasonable efforts to resolve the dispute. If the Parties are unable to reach agreement on all Disputed Items within 30 days (subject to extension by mutual agreement) after delivery of the Objection Notice, either Purchaser or Seller may refer any unresolved Disputed Items to the Brussels office of Deloitte & Touche, or if the latter is conflicted out to the Brussels office of KPMG (the “Independent Expert”). Not later than five days after the appointment of the Independent Expert, (i) the Purchaser shall deliver the Closing Accounts, the Working Capital Statement and the Closing

Cash/Indebtedness Statement to the Independent Expert and (ii) the Seller shall deliver a copy of the Objection Notice previously delivered to the Purchaser to the Independent Expert. The Independent Expert shall be directed to render a written report as promptly as practicable and, in any event within 30 days of the Independent Expert’s engagement, to strictly limit its inquiry to the Disputed Items set forth in the Objection Notice and to resolve those unresolved Disputed Items set forth in the Objection Notice. The Independent Expert may not resolve a Disputed Item in an amount that is either greater or less than the range of the dispute for such item established by the Working Capital Statement, the Closing Cash/Indebtedness Statement and the Objection Notice. The Independent Expert, acting as an expert and not an arbitrator, shall resolve such Disputed Items in accordance with this Agreement. The resolution of all Disputed Items by the Independent Expert shall be final and binding on the Parties. The fees and expenses of the Independent Expert shall be borne proportionately by Purchaser and Seller based on the extent to which Purchaser’s and Seller’s respective determinations as submitted to the Independent Expert differ from such Independent Expert’s determination.

3.3.7	The amount of the Final Working Capital shall be equal to (i) the amount of Final Working Capital set forth on the Closing Working Capital Statement, if the Seller does not timely deliver an Objection Notice, or (ii) the amount (A) as agreed to by Seller and Purchaser, or (B) as determined by the Independent Expert, if the Seller timely delivers an Objection Notice.

The amount of “Final Closing Cash” and “Final Closing Indebtedness” shall be equal to (i) the amount of Final Closing Cash and Final Closing Indebtedness set forth on the Closing Cash/Indebtedness Statement, if the Seller does not timely deliver an Objection Notice, or (ii) the amount (A) as agreed to by Seller and Purchaser, or (B) as determined by the Independent Expert, if the Seller timely delivers an Objection Notice.

3.3.8	The Parties shall give each other and their respective advisors and accountants and other appropriate personnel such assistance and access to the assets and books and records, including working papers and other data, and relevant personnel of the CLD Companies and the Acquired Operations as they may reasonably request during normal business hours in order to enable them to prepare or review the Closing Working Capital Statement and the Closing Cash/Indebtedness Statement or any objections or proposed changes thereto, as applicable.

3.4	Payment of the Purchase Price

3.4.1	Subject to the conditions precedent set out in Clause 4, the Purchaser shall pay the Initial Purchase Price to the Seller on the Closing Date by wire transfer of immediately available funds to the account designated by the Seller at least three Business Days prior to the Closing Date.

3.4.2	The Working Capital Adjustment shall be payable (i) by the Purchaser to the Seller if the Final Working Capital exceeds the Reference Working Capital, or (ii) by the Seller to the Purchaser if the Reference Working Capital exceeds the Final Working Capital.

The Closing Cash/Indebtedness Adjustment shall be payable (i) by the Purchaser to the Seller if Final Closing Cash exceeds Final Closing Indebtedness or (ii) by the Seller to the Purchaser if Final Closing Indebtedness exceeds Final Closing Cash.

The Working Capital Adjustment and the Closing Cash/Indebtedness Adjustment shall be consolidated such that only a single payment shall be made, by the Purchaser or the Seller, as the case may be. Such payment shall:

(i) be due within three Business Days after the determination of Final Working Capital, Final Closing Cash and Final Closing Indebtedness in accordance with Clause 3.3.7;

(ii) be made in Euros, by wire transfer of immediately available funds to an account designated in writing by the Seller or Purchaser, as the case may be; and

(iii) be accompanied by a payment of interest on the amount to be paid, counting from the date on which the payment shall be due and payable in accordance with sub-clause (i) of the present paragraph up to, but excluding, the date of actual payment at the rate of 7.00% per year; such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

4	CONDITIONS PRECEDENT

4.1	General Principles

4.1.1	The obligations of the Seller to sell, and of the Purchaser to purchase the Shares from the Seller and to pay the Initial Purchase Price as set out in Clauses 2 and 3 are subject to the satisfaction of each of the conditions precedent set out in Clauses 4.2 (which can only be waived by both Parties acting jointly), 4.3 (which may be waived by the Seller, in whole or in part) and 4.4 (which may be waived by the Purchaser, in whole or in part).

4.2	Conditions Precedent to all Parties’ Obligations

4.2.1	The Parties shall have obtained all necessary consents and authorizations of public authorities that are required to be obtained by them in order to consummate the transactions contemplated by this Agreement, including (without limitation) from any competent national or supranational (including but not limited to the EC Commission) competition or other regulatory authority or any other relevant body having similar competences.

4.2.2	All conditions precedent under the U.S. Purchase Agreement shall have been satisfied or waived.

4.3	Conditions Precedent to the Seller’s Obligations

4.3.1	All of the Purchaser’s obligations set out in Clause 8 must have been duly fulfilled in all material respects to the extent they relate to the period prior to Closing.

4.3.2	The Seller shall have obtained written confirmation by the Purchaser that all the Purchaser’s Representations are true and accurate in all material respects as of the Closing Date, as set forth in Clause 10.1.2.

4.4	Conditions Precedent to the Purchaser’s Obligations

4.4.1	All of the Seller’s obligations set out in Clause 7 must have been duly fulfilled in all material respects to the extent they relate to the period prior to Closing.

4.4.2	The Purchaser and its professional advisors shall have performed the Second Phase Due Diligence as set forth in Clause 7.1 and the Purchaser shall, as a result thereof, not have delivered a written notice within the 7 day timeframe set forth in Clause 13.1.3 or 13.1.5, indicating that a termination event as set out in such Clauses has occurred.

4.4.3	All disputes brought before the Independent Expert in accordance with Clause 13.1.3 and 13.1.5, shall have been settled by the Independent Expert in accordance with said Clauses.

4.4.4	The Purchaser shall have obtained written confirmation by the Seller that all the Seller’s Representations are true and accurate as of the Closing Date, as set forth in Clause 9.3, and no disputes shall be pending before the arbitrators in accordance with Clause 9.3.2 .

4.4.5	The board of directors of the Company shall have formally approved the transfer of the Shares in accordance with Article 8 of the Company’s articles of association.

4.5	Best Efforts concerning the Satisfaction of the Conditions Precedent

4.5.1	The Party responsible for the satisfaction of any of the conditions precedent as specified in this Clause 4 shall use its best efforts to ensure the due satisfaction hereof as soon as possible.

4.5.2	The Party responsible for the satisfaction of any of the conditions precedent as specified in this Clause 4 shall promptly give notice to the other Party of (i) the satisfaction of the relevant condition precedent or (ii) the occurrence of any action, fact or event that makes or can reasonably be expected to make the satisfaction of any of the conditions precedent impossible or unlikely.

4.6	No Implied Waiver of the Parties’ Rights and Remedies

Except as specifically provided herein, a Party’s rights and remedies under this Agreement (including the Purchaser’s right to bring a claim against the Seller under Clause 11) shall not be affected by:

4.6.1	the waiver by such Party of any condition precedent based on the fulfilment of any obligation of the other Party; or

4.6.2	the delivery by such Party of a written confirmation that all of the conditions precedent set out in Clauses 4.2, 4.3 and/or 4.4 have been satisfied (or waived by such Party).

5	CLOSING

5.1	Date and Place

The transfer of ownership of the Shares to the Purchaser against payment of the Initial Purchase Price (the “Closing”) shall take place at a location to be mutually agreed to by the parties on July 14, 2006 or three business days following the satisfaction or waiver of all conditions precedent set out in Clause 4, whichever is the later (the “Closing Date”) or at such other place or on such other date as may be agreed between the Parties, it being understood that the Closing of this Agreement and the closing of the U.S. Purchase Agreement shall occur contemporaneously.

5.2	Obligations of the Seller

On the Closing Date, the Seller shall do all of the following (the “Seller’s Closing Actions”):

5.2.1	the Seller or a duly authorized attorney-in-fact of the Seller shall record the transfer of the Shares to the Purchaser in the Company’s share register, and shall sign such share register to that effect;

5.2.2	the Seller shall deliver to the Purchaser written confirmation by the Seller that all of the conditions precedent set out in Clause 4.2 and 4.3 as well as all conditions precedent to the Seller’s obligations under the U.S. Purchase Agreement have been satisfied or waived; and

5.2.3	the Seller shall deliver to the Purchaser:

(a.)	a receipt for the Initial Purchase Price, in the form attached as Schedule 5.2.3 (a);

(b.)	the letters of resignation of certain of the CLD Companies’ directors, in accordance with Clause 7.5;

(c.)	the bank guarantee as referred to in Clause 7.8;

(d.)	executed copies of the addendums with Declerck Elektronika BVBA, Mr. Declerck and other persons, as applicable, as referred to in Clause 7.13;

(e.)	executed copies of the addendum with JM Vandoorne BVBA as referred to in Clause 7.15;

(f.)	executed copies of the Ipso Spain Distribution Agreement as referred to in Clause 6.2.1;

(g.)	evidence confirming the satisfaction of the loans as referred to in Clause 7.17;

(h.)	documentation, reasonably satisfactory to Purchaser, evidencing the transfer of intellectual property as referred to in Clause 7.19.

5.3	Obligations of the Purchaser

On the Closing Date, the Purchaser shall do all of the following (the “Purchaser’s Closing Actions”):

5.3.1	the Purchaser shall pay the Initial Purchase Price to the Seller, in accordance with Clause 3.4;

5.3.2	the Purchaser or a duly authorized attorney-in-fact of the Purchaser shall sign the Company’s share register to accept transfer of the Shares from the Seller; and

5.3.3	the Purchaser shall deliver to the Seller written confirmation by the Purchaser that all of the conditions precedent set out in Clause 4.2 and 4.4 as well as all conditions precedent to the Purchaser’s obligations under the U.S. Purchase Agreement have been satisfied or waived;

5.3.4	the Purchaser shall deliver to Seller executed copies of the Ipso Spain Distribution Agreement as referred to in Clause 6.2.1.

5.4	Effectiveness of Closing Actions

5.4.1	The effectiveness of each of the Seller’s Closing Actions is conditional upon the occurrence of all of the Purchaser’s Closing Actions and vice-versa.

5.4.2	The effectiveness of the Closing Actions under this Agreement are conditional upon the occurrence of all closing actions under the U.S. Agreement and vice versa.

6	OBLIGATIONS OF ALL PARTIES ON OR PRIOR TO THE CLOSING DATE

6.1	Filings with Public Authorities

6.1.1	As soon as practicable after the date of this Agreement, the Parties shall make all filings with, and notifications to, public authorities required for the satisfaction of the condition precedent set out in Clause 4.2, and shall comply with all other required formalities in order to consummate the transactions contemplated in this Agreement (including any notification required to be made to public authorities for information purposes, such as the notifications to certain Belgian Ministers required under Article 36 of the Law of December 30, 1970 on Economic Expansion) and the Seller shall cause the CLD Companies to provide all necessary assistance for such filings and notifications.

6.1.2	The Parties shall consult with each other in so far as is reasonably practicable before (i) making such filings and notifications, or (ii) complying with all requests from any public authority.

6.2	IPSO SPAIN DISTRIBUTION AGREEMENT

6.2.1	On the Closing Date, Seller and the Purchaser shall enter into a Distribution Agreement providing for the exclusive distribution of IPSO branded products by Ipso Spain in Spain for a period of three years, in the form of the draft attached as Schedule 6.2.1, but with such changes as the parties may mutually agree to in order to reflect (i) that the Supplier will be the Company, rather than the Purchaser, (ii) the three year term, (iii) the exclusive nature of the arrangement, (iv) that the products will be IPSO branded products only, (v) that the Distribution Agreement will be governed by, and enforceable under, Belgian law and (v) such other less significant changes as the parties may mutually agree.

7	OBLIGATIONS OF THE SELLER

7.1	Second Phase Due Diligence

7.1.1	After the date of this Agreement the Purchaser and its professional advisors shall be allowed to perform a confirmatory legal, tax, business, financial, insurance, operational and accounting due diligence investigation with respect to the CLD Companies and the Acquired Operations for a period of six weeks as from the date on which all of the requested information shall have been made available as determined by this Clause 7.1.1 (the “Second Phase Due Diligence”).

Without limiting the following provisions of this Clause 7.1, attached hereto as Schedule 7.1.1 is the due diligence request list for the Second Phase Due Diligence (the “Second Phase Due Diligence Request List”). The Second Phase Due Diligence will be deemed to have commenced on the date on which the Seller has made available all of the materials indicated with an asterisk on the attached Schedule 7.1.1, at the Second Phase Data Room(s) (as defined hereinafter in this Clause 7.1.1) or otherwise, including, at the Seller’s sole discretion, by way of direct communication to the Purchaser (such direct information referred to herein as the “Second Phase Direct Information”), which should occur within 5 (five) Business Days after the date of this Agreement.

The Seller shall deliver a notice to the Purchaser indicating that the Seller believes that it has made available all such material as of the date of such notice. The Purchaser will have five Business Days to object to such notice by notifying the Seller of any asterisked materials which have not been delivered or made available. In case an objection would so be notified by the Purchaser, the Parties will work together in good faith to resolve any disagreements and to agree upon the start date for the Second Phase Due Diligence; in case no objection would so be notified by the Purchaser, the Second Phase Due Diligence will be deemed to have commenced on the date of the notice delivered by the Seller to the Purchaser in accordance with the first sentence of this paragraph.

The Purchaser shall have the opportunity to review the CLD Pro Forma Annual Accounts 2005 and all working papers relating thereto (excluding the auditors’ working papers), and shall have the right to contest such CLD Pro Forma Annual Accounts 2005.

For purposes of the Second Phase Due Diligence, the Seller shall, and shall cause the CLD Companies to:

(a.)	grant the Purchaser and its professional advisors access to (a) data room(s) at (a) location(s) in accordance with the data room procedures attached hereto as Schedule 7.1.1.(a) (such data room(s) herein referred to as the “Second Phase Data Room(s)” and such data room procedures herein referred to as the “Second Phase Data Room Procedures”);

(b.)	allow the Purchaser and its professional advisors, during normal business hours and subject to the Seller’s prior approval (not to be unreasonably withheld), to visit the CLD Companies’ registered offices and such other premises owned, used or leased by the CLD (including but not limited to the Louisville, Kentucky; Portland, Tennessee; Fort Mill, South Carolina; Panama City, Florida; as well as the Wevelgem and Deinze, Belgium facilities) as the Purchaser may reasonably request, provided that such visits shall not interfere with the CLD’s business and that representatives of the Seller shall in any case be present during such visits;

(c.)	allow the Purchaser and its professional advisors to meet, during normal business hours and subject to the Seller’s prior approval (not to be unreasonably withheld), with such officers, Key Employees, consultants, agents, accountants, attorneys, environmental consultants and other representatives of the CLD as the Purchaser may reasonably request, provided that such meetings shall not interfere with the CLD’s business and that representatives of the Seller shall in any case be present during such visits; and

(d.)	allow the Purchaser and its advisors to examine, at the Second Phase Data Room(s) or by way of direct communication to the Purchaser (as determined by the Seller at its sole discretion), all such contracts, books and records, and other documents and data relating to the CLD that are not included in the Second Phase Data Room(s) or the Second Phase Direct Information from time to time, as the Purchaser or its advisors may reasonably request at any time during the Second Phase Due Diligence, it being understood that such contracts, books records, and other documents and data shall, after such examination be incorporated into and form part of the Second Phase Data Room(s) or the Second Phase Direct Information, as the case may be.

The Seller will keep and make available to the Purchaser an updated list of the contents of the Second Phase Data Room and of the Second Phase Direct Information.

7.1.2	The Purchaser shall in any event formally notify the Seller in writing within 3 Business Days of the Purchaser’s CEO or CFO being informed or becoming aware of any material negative findings during the Second Phase Due Diligence, it being understood that the Purchaser has instructed its advisors to inform its CEO or CFO of any such material negative findings without delay. Prior to Closing, all diligence findings which are specified in any notice delivered pursuant to Clause 7.1.2 shall be set forth on Schedule 7.1.2.

7.1.3	Set forth on Schedule 7.1.3 are the material negative findings that became known to the Purchaser’s CEO or CFO during the period commencing January 26, 2006 through the date hereof, it being understood that the Purchaser has instructed its advisors to inform its CEO or CFO of any such material negative findings prior to the date hereof.

7.1.4	For purposes of Clause 7.1.2 and Clause 7.1.3, the term “material negative findings” shall in any case (without limitation) include findings with respect to any liabilities, facts or matters that can be used for purposes of determining whether a termination event as set forth in Clause 13.1.3 or 13.1.5 has occurred.

7.1.5	The Purchaser acknowledges that its advisors are aware of the notification duty set forth in Clauses 7.1.2 and 7.1.3.

7.2	Collaboration

Between the date of this Agreement and the Closing Date, the Seller shall collaborate fully with the Purchaser and shall use its best efforts to cause the CLD Companies’ management and employees to collaborate fully with the Purchaser in order to prepare and facilitate:

i.	the change of control over the CLD Companies, and the CLD Companies’ integration in the Purchaser’s group; and

ii.	the closing of bank financing by the Purchaser, including, without limitation, the provision of interim financial statements and other information reasonably requested by Purchaser’s financing sources, it being understood that the bank financing is not a condition to Closing.

7.3	Operation of the CLD Business

Between the date of this Agreement and the Closing Date, the Seller shall, and shall cause the CLD Companies to:

7.3.1	conduct the CLD business only in the ordinary course except as may be agreed in writing between the Parties or contemplated in this Agreement;

7.3.2	preserve the CLD business as a going concern, and in particular to:

(a.)	preserve the validity of all permits and authorizations of the CLD;

(b.)	maintain in full force all insurance policies of the CLD;

(c.)	use its best efforts to preserve the CLD assets in good operating condition; and

(d.)	use its best efforts to preserve intact the current business organization of the CLD, keep available the services of the current officers, employees, and agents of the CLD, and maintain the CLD’s relations and goodwill with its customers, suppliers, landlords, creditors and others having business relationships with the CLD; and

7.3.3	notify the Purchaser promptly upon becoming aware of the loss or foreseeable loss of any major customer or supplier, any product recall or any other significant change in the status of the business, operations, and finances of the CLD.

7.4	Restrictions on the Seller and the CLD Companies

7.4.1	Between the date of this Agreement and the Closing Date, the Seller agrees and undertakes not to approve any resolution in a general meeting of the CLD Companies having any of the following purposes, without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed):

(a.)	declaring any dividend, except for the Pre-Closing Dividend as set forth under Clause 3.2;

(b.)	increasing or decreasing the CLD Companies’ capital, or making any other amendment to the CLD Companies’ Articles of Association;

(c.)	approving the contribution or the sale by the CLD Companies of any individual company, of its business as a whole (“universalité” / “algemeenheid”) or of a division of the CLD Companies (“branche d’activité” / “bedrijfstak”), except, as the case may be, for purposes of the Pre-Closing Restructuring as set forth under Clause 7.12; or

(d.)	winding-up, merging or splitting of any of the CLD Companies.

7.4.2	Between the date of this Agreement and the Closing Date, the Seller shall cause the CLD Companies not to do any of the following without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld or delayed) and except as otherwise provided in this Agreement:

(a.)	incur any financial or trade indebtedness in excess of EUR 50,000 per item and EUR 250,000 in aggregate other than in the ordinary course of business, it being understood that (i) the Seller shall cause the CLD Companies not to incur any Indebtedness between the last day of the month immediately preceding the Closing Date and the Closing Date and (ii) IPSO Rent and IPSO Rent Deutschland shall not be permitted to incur any financial or trade indebtedness after the date of this Agreement,

(b.)	waive or release any indebtedness owed to them, or any right or security interest;

(c.)	acquire or dispose of any asset other than (i) in the ordinary course of business or (ii) for purposes of the Pre-Closing Restructuring as set forth under Clause 7.12;

(d.)	pledge their business assets (“gage sur fonds de commerce” / “pand op handelzaak”) or create any other security interest over any of their assets;

(e.)	provide any guarantee or security interest, or enter into any agreement, with a view to securing any obligation of a third party;

(f.)	grant any loan or advance any monies to any third party, or enter into any similar transaction; or grant any credit facilities to any debtor other than payment terms given to trade debtors in accordance with the CLD Companies’ general sales conditions;

(g.)	enter into, amend or terminate any agreement or commitment in the ordinary course of business which (a) involves or can reasonably be expected to involve an obligation or liability (of any nature whatsoever) for the CLD Company concerned in excess of EUR 250,000 in aggregate, or which (b) is not capable of being terminated by the CLD Company without compensation at any time with less than three month’s notice;

(h.)	enter into, amend or terminate any agreement or commitment, outside the ordinary course of business;

(i.)	acquire or dispose of any shares or other interests in any company or other legal entity;

(j.)	set up any subsidiary or branch office in Belgium or abroad;

(k.)	enter into, amend or terminate any lease or leasing agreement in respect of real properties owned or used by the CLD Companies;

(l.)	declare any interim dividend by its board of directors (without prejudice to Clause 3.2);

(m.)	increase its capital through the authorized capital procedure (“capital autorisé” / “toegestaan kapitaal”);

(n.)	make any change to its accounting practices or policies, save as required pursuant to changes in (the interpretation of) IFRS rules provided that these changes and their impact on the historical financial statements have been disclosed to the Purchaser in writing;

(o.)	grant to any particular trade debtor a period in which to make payment, in excess of the period of time in which trade debts are usually payable in accordance with the CLD Companies’ general sales conditions;

(p.)	use extended terms or unusual levels of promotion for its products towards its ordinary customers;

(q.)	take steps to procure payment by any trade debtors in advance of the date on which trade debts are usually payable in accordance with the CLD Companies’ general sales conditions or (if different) the period extended to any particular trade debtor in which to make payment;

(r.)	delay making payment to any trade creditors beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorized by the relevant creditors;

(s.)	dismiss any Key Employee other than for serious cause;

(t.)	grant any increased compensation or additional compensation (of any nature whatsoever) to any director or officer in excess of what is provided for in the agreements they currently have with the CLD Companies, except for bonuses over 2005 granted in the ordinary course of business;

(u.)	grant any salary increase or additional remuneration (of any nature whatsoever) to any Key Employee in excess of what is provided for in their employment agreement or any applicable collective bargaining agreement, except for bonuses over 2005 granted in the ordinary course of business;

(v.)	discontinue or amend the employee pension schemes, save as required by law;

(w.)	institute any material civil, criminal, arbitration, or other proceedings; or settle, or otherwise take any action to release or reduce any rights of the CLD Companies in respect of any material litigation in which the CLD Companies are a defendant;

(x.)	make any Tax election, change any Tax election, settle any Tax audit or change or adopt any method of Tax accounting that could reasonably be expected to constitute a Material Adverse Change; or

(y.)	enter into any agreement or commitment to do any of the above.

7.5	Directors’ Resignation

The Seller shall procure that the CLD Companies’ directors whose names are set out in Schedule 7.5(i) and, upon request of the Purchaser, any other CLD Companies’ Director that is an employee, director or representative of the Seller or one of its Affiliated Companies, shall resign from their position as of the Closing Date and shall execute a letter of resignation, substantially in the form of the draft attached as Schedule 7.5(ii), on or before the Closing Date.

7.6	Works Council

The Seller shall duly inform the Company’s Works Council of the transactions contemplated in this Agreement in accordance with applicable law, it being understood that, in view of the envisaged post-Closing operations of the Company that have to date been communicated by the Purchaser to the Seller, there is no need to consult with the Company’s Works Council under applicable law prior to Closing.

7.7	Intercompany Accounts

7.7.1	Between the date of this Agreement and the last day of the month immediately preceding the Closing Date, the Company shall acquire at arm’s length terms and conditions certain stocks (finished goods and spare parts) of CLD-related equipment which are currently held by the Seller and its Affiliated Companies (not being a CLD Company) and a detailed overview of which is attached hereto as Schedule 7.7.1. Payment by the Company of the purchase prices for these CLD related stocks shall be made on or before the last day of the month immediately preceding the Closing Date and either in cash or by way of set-off of amounts owed by the Company to the Seller or its relevant Affiliated Company (not being a CLD Company) selling the CLD related stocks.

7.7.2	Except for intercompany Indebtedness existing between any of the following entities: the Company, any of the Subsidiaries, any of the Acquired Operations or any Acquired Company, but only to the extent the net balance of all such intercompany Indebtedness is zero or unless otherwise agreed to in writing by the Purchaser (“Permitted Intercompany Indebtedness”), the Seller shall cause all amounts owed:

(i)	to any of the CLD Companies, Ipso Laundromat LLC (“Laundromat”), Cissell Distribution Center Corp. (“Cissell Distribution”) or Global Fox Financial, Inc. (“Global Fox”) by the Seller or any Affiliated Company of the Seller (not being a CLD Company, Laundromat, Cissell Distribution, Global Fox or an Acquired Operation); and

(ii)	by any of the CLD Companies, Laundromat, Cissell Distribution or Global Fox to the Seller or any Affiliated Company of the Seller (not being a CLD Company, Laundromat, Cissell Distribution, Global Fox or an Acquired Operation),

or any balance thereof remaining after having been set off against each other, taking into account the purchase of stocks as set out in Clause 7.7.1, to be paid in full in cash on or before the last day of the month immediately preceding the Closing Date.

7.7.3	The Seller shall inform the Purchaser of the timing and implementation of the process set forth in Clauses 7.7.1 and 7.7.2.

7.8	Bank Guarantee Securing Payment of Amounts Due by the Seller

The Seller shall deliver to the Purchaser an unconditional and irrevocable first demand bank guarantee governed by Belgian law, and issued by a bank of first standing in Europe securing payment of any amount that might be due by the Seller to the Purchaser under Clause 10 or any other provision of this Agreement or under the U.S. Purchase Agreement, up to an aggregate amount of EUR 5,000,000.00 (five million Euro) for a period of 5 years and substantially in the form of the draft attached as Schedule 7.8.

The Seller further covenants that it shall at all times ensure its credit worthiness, and in particular, the Seller shall duly notify the Purchaser of any plan to decide upon a delisting, dissolution, liquidation or other material corporate restructuring of the Seller.

7.9	Notification of Breaches of Seller’s Representations

7.9.1	As from the date of this Agreement, the Seller shall promptly give notice to the Purchaser of the occurrence of any action, fact or event that results or can reasonably be expected to result in any of Seller’s Representations being untrue or inaccurate as of the date of this Agreement or the Closing Date. This notice shall be given within five days of the Seller becoming aware of the occurrence of such action, fact or event and in any event prior to the Closing Date, and shall set out the details of such action, fact or event.

7.10	Notification of Breaches of Seller’s Obligations

As from the date of this Agreement, the Seller shall promptly give notice to the Purchaser of the occurrence of any action, fact or event that constitutes or can reasonably be expected to constitute a breach of any of the Seller’s obligations contained in this Clause 7 (or Clause 6). This notice shall be given within five days of the Seller becoming aware of the occurrence of such action, fact or event and in any event prior to the Closing Date, and shall set out the details of such action, fact or event.

7.11	Inter-company Agreements

Between the date of this Agreement and the Closing Date, except with regard to those arrangements as set forth in Schedule 7.11, the Seller shall cause all inter-company agreements between any CLD Company, Laundromat, Cissell Distribution or Global Fox, on the one hand, and/or the Seller or any of its Affiliated Companies (other than the CLD Companies, Laundromat, Cissell Distribution or Global Fox), on the other hand, to be terminated at arm’s length terms and conditions as of the Closing Date, and all obligations thereunder to be cancelled and released. Such termination shall have no impact on the Initial Purchase Price or any adjustment thereto pursuant to Clause 3. Notwithstanding the foregoing, the termination of all agreements relating to intercompany Indebtedness shall be governed by Clause 7.7.

It is stipulated for the avoidance of doubt that there is no termination obligation under this Clause 7.11 for agreements existing with respect to Permitted Intercompany Indebtedness.

7.12	Pre-Closing Restructuring

7.12.1	Between the date of this Agreement and the last day of the month immediately preceding the Closing Date, the Seller shall alter its corporate group structure (the “Pre-Closing Restructuring”), by way of an acquisition at fair market-value by the Seller from the Company of:

(a.)	all shares in Jensen Industrial Group A/S, a limited liability company (“aktieselskab”) organized and existing under the laws of Denmark, with registered office at 3700 Ronne, Industrivej 2, Denmark, and company registration number 20594977;

(b.)	the shares representing a 41% stake in LSG North America, with registered agent A. Victor Wray, 401 S. Tryon Street, Suite 2600, Charlotte, North Carolina, United States of America, and with employer identification number 20-2709242;

(c.)	all shares in Ipso Capital Inc., with registered agent A. Victor Wray, 401 S. Tryon Street, Suite 2600, Charlotte, North Carolina, United States of America, and with employer identification number 20-2114595 (hereinafter “Ipso Capital”); and

(d.)	all (i) shares in Ipso Spain S.L., a limited liability company (“sociedad de responsabilidad limitada”) organized and existing under the laws of Spain, with registered office at 08207 Sabadell, Barcelona, Avenida Matadepera 89,1°, Spain, and with company registration number CIF B 64120793 (hereinafter “Ipso Spain”) and (ii) written and oral agreements entered into by any CLD Company with respect to, or on behalf of Ipso Spain and its distribution processes, including those agreements listed on Schedule 7.12.

The Seller shall inform the Purchaser of the timing and implementation of this Pre-Closing Restructuring.

7.12.2	Between the date of this Agreement and the Closing Date, Seller shall provide reasonable advance notice to Purchaser of any equipment loan intended to be made by IPSO Capital. Such notice shall include all information and documentation reasonably requested by Purchaser to evaluate such loan according to Purchaser’s existing underwriting criteria for the purpose of determining, in Purchaser’s sole discretion, whether to fund any such loan. If Purchaser decides to fund such loan, Purchaser shall either advance funds to IPSO Capital or assume any such IPSO Capital loan as of the Closing Date and reimburse Seller all amounts previously advanced by Seller with respect thereto.

7.13	Declerck Elektronika BVBA

Between the date of this Agreement and the Closing Date, the Seller shall cause the Company to negotiate and agree upon:

•	an addendum to the asset purchase agreement dated November 2, 2005 between Declerck Elektronika BVBA and the Company containing (i) a detailed description of all the transferred know-how and intellectual property rights thereunder, and (ii) a representation by Declerck Elektronika BVBA that it was the exclusive and undisputed holder of such transferred know-how and intellectual property rights at the moment of transfer; and

•	an addendum to the management agreement dated September 30, 2005 between Declerck Elektronika BVBA and the Company containing a written confirmation of Mr Danny Declerck, Declerck Elektronika BVBA and, if requested by Purchaser, Mssrs. Rudi Logghe and Piet De Meester, that all know-how and intellectual property rights that have arisen or will arise during the performance of the management agreement, have automatically been transferred to the Company or will automatically transfer to the Company upon Closing.

The Seller shall cause the Company to obtain the written consent of the Purchaser before agreeing on the form and contents of the new addendums referred to here above which consent shall not be unreasonably withheld or delayed by the Purchaser.

7.14	Transfer of certain Employees

The Seller shall cause the Company to transfer the employees that are on the payroll of the Company but working for the Seller or an Affiliated Company of the Seller (not being a CLD Company), as listed in Schedule 7.14, to be transferred to the Seller or an Affiliated Company of the Seller (not being a CLD Company), as the case may be, prior to Closing without any cost or liability to the Company or its Subsidiaries.

7.15	JM Vandoorne BVBA

Between the date of this Agreement and the Closing Date, the Seller shall procure that a new addendum to the consulting agreement between the Company and JM Vandoorne BVBA dated October 6, 2004, as amended (the “Consulting Agreement”), be executed, which shall be subject to Closing occurring and then enter into force as from the Closing Date, whereby it will be stipulated that

(i) from and after the Closing no services shall be delivered by JM Vandoorne BVBA to Seller or any of its Affiliated Companies;

(ii) all know-how and intellectual property rights of Jean-Marc Vandoorne and JM Vandoorne BVBA that have arisen or will arise during the performance of the Consulting Agreement and any previous consulting, employment or similar service agreements agreements with the Company, have automatically been transferred to the Company or will automatically transfer to the Company prior to or at Closing;

(iii) JM Vandoorne BVBA shall not be entitled to any payment pursuant to Clauses 6.2 or 6.4 of the Consulting Agreement with respect to the periods ending as of the second anniversary of the Closing Date; and

(iv) the change of control and other termination arrangements as set forth in the Second Addendum to the Consulting Agreement dated October 1, 2005, shall be eliminated and replaced as follows:

(a) JM Vandoorne BVBA shall be entitled to an additional payment equal to 24 months of its consulting fees, i.e. an aggregate amount of EUR 435,200 (not including VAT) (the “Additional Payment”) in the following cases:

(i) if the Consulting Agreement is not terminated within two years as from the Closing;

(ii) if the Consulting Agreement is terminated within two years as from the Closing Date by JM Vandoorne BVBA. and

(iii) if the Consulting Agreement is terminated within two years as from the Closing Date by the Company for any reason other than gross fault or willful negligence.

(b) JM Vandoorne BVBA shall in any event be required to give 90 days’ notice before terminating the Consulting Agreement to be eligible for any Additional Payment.

For the avoidance of doubt, Jean-Marc Vandoorne shall execute the new addendum in his individual capacity for purposes of transferring the intellectual property rights as set out in sub-Clause (iii) above.

The Seller shall cause the Company to obtain the written consent of the Purchaser before agreeing on the form and contents of the new addendum referred to here above, which consent shall not be unreasonably withheld or delayed by the Purchaser.

7.16	Heavy Duty Laundry

Between the date of this Agreement and the last day of the month immediately preceding the Closing Date, the Seller shall cause each CLD Company to transfer to the Seller or an Affiliated Company of the Seller (not being a CLD Company), at arm’s length terms and conditions, all assets and liabilities related to the heavy duty activities (including but not limited to (i) any finance transactions with regard to heavy duty products and (ii) the heavy duty activities undertaken by the Company’s “Jensen Projects” division, including those employees engaged in said “Jensen Projects” division that are listed in Schedule 7.16 (which employees shall be transferred at no cost and without any liabilities for the Company or the Subsidiaries) and thus, for the avoidance of doubt, excluding the activities related to products manufactured by the Company (Ipso II) in Deinze, Belgium and the D’Hooge-related activities undertaken by said “Jensen Projects” division),.

7.17	Mortgages and Floating Charges

Between the date of this Agreement and the Closing Date, Seller shall use its best efforts to obtain, at its own cost and expense, the formal release by the mortgagees/pledgees of the mortgages and floating charge set out on Schedule 7.17 and the filing of the appropriate documents required for the discharge (“doorhaling”) of these mortgages and floating charge at the Mortgage Keeper’s Office (“hypotheekkantoor”).

7.18	Payment of Registration Taxes

Between the date of this Agreement and the Closing Date, Seller shall cause the Company to pay all registration taxes due in respect of the lease agreements governing the Company’s Wevelgem and Deinze facilities, including any penalties, fines, or additional amounts imposed in respect thereof. Alternatively, such amounts will be included in Final Working Capital and accrued on the Closing Working Capital Statement.

7.19	Transfer of Intellectual Property

Between the date of this Agreement and the Closing Date, Seller, at its cost, shall take or cause to be taken such actions and execute, deliver and file, or cause to be executed, delivered and filed, such instruments, documents, transfers and conveyances as may be required or otherwise reasonably requested to ensure that a CLD Company is the record owner of all registered CLD related intellectual property, or has the right to register such intellectual property, including without limitation, the intellectual property set forth on Schedule 7.19.

8	OBLIGATIONS OF THE PURCHASER

8.1	Extraordinary General Meeting of the Company and the Subsidiaries

8.1.1	Provided that Closing takes place, the Purchaser shall cause an extraordinary general meeting of the Company to be held on the Closing Date, having the following agenda:

(a)	acknowledgement of the resignation of each of the relevant directors whose names are set out in Schedule 7.5(i) as a director;

(b)	appointment of new directors.

8.1.2	Provided that the Purchaser is legally entitled to hold such meeting, the Purchaser shall use its reasonable best efforts to cause an extraordinary general meeting of Ipso Rent to be held as soon as possible after the Closing Date, having the following agenda:

(a)	acknowledgement of the resignation of each of the relevant directors whose names are set out in Schedule 7.5(i) as a director; and

(b)	appointment of new directors.

8.2	Works Council

Between the date of this Agreement and the Closing Date, the Purchaser shall promptly give notice to the Seller of any change in the envisaged post-Closing operations of the Company that results or can under applicable law reasonably be expected to result in an obligation to inform and/or consult with the Company’s Works Council prior to Closing.

8.3	Notification of Breaches of Purchaser’s Representations

8.3.1	As of the date of this Agreement, the Purchaser shall promptly give notice to the Seller of the occurrence of any action, fact or event that results or can reasonably be expected to result in any of Purchaser’s Representations being untrue or inaccurate as of the date of this Agreement or the Closing Date. This notice shall be given within five days of the Purchaser becoming aware of the occurrence of such action, fact or event and in any event prior to the Closing Date, and shall set out the details of such action, fact or event.

8.4	Notification of Breaches of Purchaser’s Obligations

As of the date of this Agreement, the Purchaser shall promptly give notice to the Seller of the occurrence of any action, fact or event that constitutes or can reasonably be expected to constitute a breach of any of the Purchaser’s obligations contained in this Clause 8 (or Clause 6). This notice shall be given within five days of the Purchaser becoming aware of the occurrence of such action, fact or event and in any event prior to the Closing Date, and shall set out the details of such action, fact or event.

9	REPRESENTATIONS OF THE SELLER

9.1	General Principles

9.1.1	The Seller represents to the Purchaser as of the date of this Agreement in the terms set out in Schedule 9 to this Agreement (the “Seller’s Representations”) and warrants to the Purchaser that the Seller’s Representations are true and accurate as of the date of this Agreement.

9.1.2	The Seller acknowledges that the Seller’s Representations have had a conclusive effect (“un caractère déterminant” / “een doorslaggevende invloed”) on the Purchaser’s decision to purchase the Shares and to enter into this Agreement.

9.2	Limitations of contents and scope of Seller’s Representations as at the date of this Agreement

As at the date of this Agreement, the contents and scope of any Seller’s Representation shall be limited only by:

9.2.1	the content of this Agreement, including Schedules (excluding Schedule 7.1.3), but only to the extent that any reasonable and diligent person would interpret a specific clause or schedule as pertaining to and limiting a certain Seller’s Representation;

9.2.2	the information which is fully and fairly disclosed in the Disclosure Letter/Schedules but only to the extent that any reasonable and diligent person would interpret a specific disclosure as pertaining to and limiting a certain Seller’s Representation; and

9.2.3	those matters which are set out in Schedule 13.1.3 (b).

9.3	Updating of Seller’s Representations on Closing

9.3.1	The Seller warrants to the Purchaser that the Seller’s Representations shall be true and accurate as of the Closing Date, as if they had been repeated on such date, it being understood that:

(a.)	the items indicated in Clause 9.2 shall limit the contents and scope of the Seller’s Representations for purposes of determining whether the Seller’s Representations are true and accurate as at the Closing Date in accordance with this Clause 9.3.1; and

(b.)	for purposes of determining whether the Seller’s Representations are true and accurate as at the Closing Date in accordance with this Clause 9.3.1, the Seller’s Representations shall be true and accurate as at the Closing Date without giving any effect to any limitation contained in any of the Seller’s Representations indicated by the words “in all material respects”, “in any material respect”, “material(ly)” or “substantial(ly)”) except, where the failure of the Seller’s Representations to be so true and accurate, individually or in the aggregate, would not reasonably be expected to result in (i) an adverse impact on the CLD Companies and the Acquired Operations taken as a whole in excess of EUR 3,500,000 (three million five hundred thousand Euro) in the aggregate (calculated without giving effect to any Tax effect), or (ii) a decrease in the CLD Companies’ and/or the Acquired Operations’ consolidated historical or projected EBITDA in excess of EUR 450,000 (four hundred and fifty thousand Euro) (such circumstance hereinafter referred to as a “Repetition Default”).

9.3.2	Prior to the Closing Date, the Seller shall deliver a written notice to the Purchaser specifying whether or not a Repetition Default has occurred, and describing in reasonable detail the basis thereof (if any). In case of a Repetition Default, the Purchaser shall have the right to terminate this Agreement on or before the Closing Date (and if on the Closing Date, prior to the Closing taking place). Any disputes between the Parties with respect to the occurrence of a Repetition Default in accordance with this Clause 9.3 shall be settled in accordance with Clause 14.10.

9.4	Limitations of contents and scope of Seller’s Representations for purposes of Clause 11

9.4.1	After the Closing Date and (for the avoidance of doubt) provided that Closing occurs, the contents and scope of Seller’s Representations, as repeated pursuant to Clause 9.3, shall for purposes of Clause 11.1.1(a), be limited by:

(a)	the items indicated in Clause 9.2;

(b)	subject to Clause 9.4.2, all matters set forth on Schedule 7.1.2 and Schedule 7.1.3, each of which has been used for purposes of determining whether a termination event has occurred under Clause 13.1.3 or 13.1.5, irrespective of whether on the basis of such matters:

•	such a termination event has occurred, and the Purchaser thus has the right to terminate this Agreement under Clause 13.1.3 or 13.1.5 but has not exercised such right; or

•	such a termination event has not occurred, and the Purchaser thus does not have the right to terminate this Agreement under Clause 13.1.3. or 13.1.5;

(c)	subject to Clause 9.4.2., all matters specified in the Seller’s notice pursuant to Clause 9.3.2 irrespective of whether on the basis of such matters:

•	a Repetition Default has occurred under Clause 9.3, and the Purchaser thus has the right to terminate this Agreement under Clause 9.3.2 but has not exercised such right; or

•	no Repetition Default has occurred under Clause 9.3, and the Purchaser thus does not have the right to terminate this Agreement under Clause 9.3.

9.4.2	A matter as set forth in sub-clause (b) or (c) of Clause 9.4.1 shall:

(a)	subject to sub-clause (b) of this Clause 9.4.2, only limit the Seller’s Representations to the extent that any reasonable and diligent person would interpret such matter as pertaining to and limiting a certain Seller’s Representation; and

(b)	not limit the Seller’s Representations in case such matter was known by the Seller before the signing of this Agreement.

9.5	Effect of Purchaser’s Knowledge

Without prejudice to Clause 9.2 and 9.4, the Purchaser’s right to bring a claim against the Seller for breach of Seller’s Representations under Clause 11 shall not be affected by:

(a.)	any information that the Purchaser and/or its lawyers, auditors or other advisors obtained in the course of conducting their audits and due diligence investigations of the CLD Companies; or

(b.)	any other information known to the Purchaser, with the exception of information that the Purchaser was required to notify to the Seller pursuant to Clauses 7.1.2 and 7.1.3, but that has notwithstanding such requirement not so been notified to the Seller.

9.6	Seller’s Waiver of Rights against the CLD Companies

The Seller hereby agrees to waive with effect from the Closing Date any rights, remedies or claims which it may have in respect of any inaccuracy or omission in any information or advice supplied or given by the CLD Companies in connection with assisting the Seller in the making of any of the Seller’s Representations.

10	REPRESENTATIONS OF AND INDEMNIFICATION BY THE PURCHASER

10.1	Representations of the Purchaser

10.1.1	The Purchaser represents to the Seller as of the date of this Agreement in the terms set out in Schedule 10 to this Agreement (the “Purchaser’s Representations”) and warrants to the Seller that the Purchaser’s Representations are true and accurate in all material respects as of the date of this Agreement.

10.1.2	The Purchaser warrants to the Seller that the Purchaser’s Representations shall be true and accurate in all material respects on the Closing Date, as if they had been repeated on the Closing Date.

10.2	Indemnification by the Purchaser

10.2.1	The Purchaser agrees and undertakes to indemnify the Seller for any Loss suffered by it:

(a) which would not have been suffered by it if every of the Purchaser’s Representations, as updated as at Closing pursuant to Clause 10.1.2 (if applicable), had been true and accurate in all material respects, and then subject to the limitations and other conditions set out in Clause 11.2 which shall apply mutatis mutandis (insofar relevant); and

(b) which would not have been suffered by it if all obligations of the Purchaser under this Agreement had been duly fulfilled.

10.2.2	If the Seller becomes aware of any action, fact or event that may give rise to a claim against the Purchaser under this Clause 10, such claims shall be made by the Seller in accordance with the procedure set out in Clauses 11.3 and 11.4 which shall apply mutatis mutandis (insofar relevant).

11	INDEMNIFICATION BY THE SELLER

11.1	General Principles

11.1.1	General Indemnification Obligations

Subject to the limitations and other conditions set out in this Clause 11, the Seller agrees and undertakes to indemnify the Purchaser or, if the Purchaser so chooses, but without duplication, the relevant CLD Company/Companies (each of the Purchaser and the CLD Companies referred to herein as a “Beneficiary”, and together, as the “Beneficiaries”) for any Loss suffered by the Purchaser or the CLD Companies:

(a.)	which would not have been suffered by them if all the Seller’s Representations, as updated as at Closing pursuant to Clause 9.3 (if applicable), and as qualified and limited pursuant to Clause 9.2 or 9.4 (as applicable), had been true and accurate;

(b.)	which would not have been suffered by them if all obligations of the Seller under this Agreement had been duly fulfilled; or

(c.)	resulting or arising from any liability (“passif” / “passiva”), obligation or debt (of whatever nature) of the CLD Companies having a cause or origin prior to December 31, 2005, which have not been provided or accounted for in the CLD Company Annual Accounts 2005 but should have been provided or accounted for therein in accordance with Belgian generally accepted accounting principles (Belgian GAAP) or IFRS accounting principles.

11.1.2	Special Indemnification Obligations

Subject to the limitations and other conditions set out in this Clause 11, the Seller further agrees and undertakes to indemnify the Beneficiaries (without duplication as between them), for:

(a.)	any Loss resulting or arising from any environmental or soil liabilities in connection with the former D’Hooge site located at Ghent (for the avoidance of doubt, not including the current Deinze site for which the Seller’s Representations remain applicable and unaffected);

(b.)	any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising from any of (i) the Pre-Closing Restructuring, (ii) the inter-company debt elimination as set forth in Clause 7.7, or (iii) the termination of the inter-company agreements as set forth in Clause 7.11;

(c.)	any (i) Income Taxes or social security contributions imposed on or with respect to any CLD Company, for any period, or any portion thereof, ending on or prior to the Closing Date (and in case of Taxes or social security contributions imposed for a portion of a period beginning before and ending after the Closing Date, such Taxes or social security contributions shall be apportioned on the basis of an interim closing of the books at the end of the Closing Date); (ii) Taxes imposed on or with respect to the Purchaser or any CLD Company as a result of the contemplated transfer of Shares, as the case may be, including, without limitation, any transfer taxes; (iii) Taxes imposed on or with respect to any CLD Company as a result of such company being liable for Taxes of any other person, or (iv) Taxes imposed on or with respect to the Purchaser or any CLD Company as a result of the incorporation of Ipso Norge;

(d.)	any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising from the transfer of employees from the Company as set out in Clause 7.14;

(e.)	any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising from the reorganization of WMC Holdings, Inc. pursuant to the U.S. Purchase Agreement and the Plan of Reorganization, dated as of March 31, 2005, by and among the Seller, the Company, WMC Holdings, Inc. and LSG North America;

(f.)	any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising from any liabilities related to heavy duty laundry activities performed by any of the CLD Companies (other than Losses related to products manufactured by the Company (Ipso II) in Deinze) or from the transfer of heavy duty assets and liabilities as set out in Clause 7.16;

(g.)	any Loss (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) resulting or arising in connection with the formation of Ipso Spain and the reorganization of the Company’s distribution process in Spain (including but not limited to (i) the threatened dispute with Tecnitramo S.A.L. and (ii) Losses resulting or arising in connection with any agreements relating to Ipso Spain which were entered into by, on behalf of, or with respect to, any CLD Company);

(h.)	any Loss resulting or arising in connection with any litigation referred to under Section 1.5 (b) of the U.S. Purchase Agreement (Excluded Liabilities); and

(i.)	any (including any Taxes imposed on or with respect to the Purchaser or any CLD Company) Loss resulting or arising from the re-qualification into employment agreements of any of the consultancy or independent contractor agreements entered into by the Company or the Subsidiaries prior to Closing but only if such re-qualification is based on facts or circumstances existing prior to Closing.

11.1.3	Double Recovery

If the same action, fact or event can lead to indemnification under several paragraphs of Clause 11.1.1 and/or of Clause 11.1.2, the Beneficiary may bring a claim under more than one paragraph but can only be indemnified once.

11.1.4	Computation of Certain Losses

For the purposes of this Clause 11, and without prejudice to Clause 11.1.6:

(i)	any Loss suffered by a CLD Company (other than Ipso Rent and Ipso Rent Deutschland) shall be deemed to be suffered by the Purchaser in the same amount and shall be limited thereto; and

(ii)	any Loss suffered by Ipso Rent or Ipso Rent Deutschland shall be deemed to be suffered by the Purchaser for 50% of such Loss and shall be limited thereto.

11.1.5	Nature of any Payment to Purchaser

Any amount paid by the Seller to the Purchaser under this Clause 11 shall constitute a reduction of the Initial Purchase Price.

11.1.6	Tax Gross-Up

If any tax authority imposes a Tax on any amount paid to any Beneficiary under this Clause 11, then the amount so payable shall be grossed up by such amount as will ensure that after payment of such Tax there shall be left a sum equal to the amount which would otherwise be payable under this Agreement.

11.1.7	Assignment of Seller’s Warranty to Third Parties

Any person to whom the Purchaser would transfer any or all of the Shares or assign all or part of its rights and obligations under this Agreement in accordance with Clause 2.1.3 or Clause 14.5 is hereby constituted third party beneficiary pursuant to Article 1121 of the Belgian Civil Code (“stipulation pour autrui” / “beding ten behoeve van een derde”) for the purposes of this Clause 11. Accordingly, such transferee shall be entitled to bring any claim under this Clause 11 against the Seller directly.

11.1.8	CLD Companies as Third Party Beneficiary

For the avoidance of doubt, the CLD Companies are hereby constituted third party beneficiaries pursuant to Article 1121 of the Belgian Civil Code (“stipulation pour autrui” / “beding ten behoeve van een derde”) for the purposes of this Clause 11.

11.1.9	Computation of Amounts

For the purposes of Clauses 11.2.2, 11.2.3 and 11.2.4, any computation of amounts shall be measured on an aggregate basis with the U.S. Purchase Agreement, thus taking into account any claims under the U.S. Purchase Agreement, it being understood that claims in respect of any of the matters listed in Article IX and Sections 10.2(c) through 10.2(g) of the U.S. Purchase Agreement shall not be aggregated with other claims against the Seller for the purposes of Clause 11.2.4 (Maximum Liability).

11.2	Limitation of Seller’s Liability

11.2.1	Time Limitations

The Seller shall not be liable under this Clause 11 in respect of any claim unless a notice of the claim is given by the Purchaser to the Seller in accordance with Clause 11.3.1:

(a.)	in the case of any claim with respect to Taxes, before the date that is sixty days after December 31, 2011.

(b.)	in the case of any claim with respect to ownership title to the Shares, before the date on which such claim is barred by all applicable statutes of limitation;

(c.)	in the case of any claim with respect to environmental representations, within 5 years following the Closing Date; and

(d.)	in the case of any other claim, within 18 months following the Closing Date.

11.2.2	Minimum Claims

(a.)	The Seller shall not be liable under this Clause 11 in respect of any claim arising from any single circumstance where the amount of the claim does not exceed 0.5% of the Aggregate Purchase Price.

(b.)	Where the amount of the claim referred to in paragraph (a.) exceeds EUR 0.5% of the Aggregate Purchase Price, the total amount of the claim shall be recoverable from the Seller and not only the amount of the excess.

11.2.3	Aggregate Minimum Claims

(a.)	The Seller shall not be liable under this Clause 11 in respect of any claim unless the aggregate amount of all claims for which the Seller would otherwise be liable (disregarding the provisions of this Clause 11.2.3) exceeds 1% of the Aggregate Purchase Price.

(b.)	Where the aggregate amount recoverable in respect of all claims referred to in paragraph (a.) exceeds 1% of the Aggregate Purchase Price, only the amount of the excess shall be recoverable from the Seller.

11.2.4	Maximum Liability

The aggregate liability of the Seller under this Clause 11 shall not exceed 15% of the Aggregate Purchase Price.

11.2.5	Claims not subject to the above limitations on amount and time

(a.)	Notwithstanding any other provision in this Agreement, Clauses 11.2.1 to and including 11.2.4 shall not apply to any claim made in respect of:

(i)	the matters set out in Clause 11.1.2 (Special Indemnification Obligations); or

(ii)	Seller’s liability for breach of its obligations under this Agreement as set out in Clause 11.1.1(b) of this Agreement,

it being however understood that:

•	regarding limitation on time:

•	the Seller shall not be liable in respect of any such claim unless a notice of the claim is given by the Purchaser to the Seller in accordance with Clause 11.3.1 before the date on which such claim is barred by all applicable statutes of limitation, unless such period of time is shorter than the period during which the claim would be able to be brought under Clause 11.2.1, in which case Clause 11.2.1 will nevertheless apply; and

•	by derogation to the above, Clause 11.2.1(a) shall in any case apply to claims made in respect of the matters set out in Clause 11.1.2 (Special Indemnification Obligations) with respect to Taxes.

•	regarding limitation on amount:

the aggregate liability of the Seller under this Agreement and the U.S. Purchase Agreement shall not exceed the Aggregate Purchase Price.

(b.)	Furthermore, claims in respect of any of the matters listed in paragraph (a) shall not be aggregated with other claims against the Seller for the purposes of Clauses 11.2.2 to and including 11.2.4 (Minimum and Maximum Liability).

11.2.6	Provisions in the Accounts

The Seller shall not be liable under this Clause 11 in respect of any claim to the extent that the matter giving rise to the claim is recorded (i) as a Current Liability in connection with the final determination of the Final Working Capital or (ii) as a liability in the CLD Pro Forma Annual Accounts 2005 or the CLD Company Annual Accounts 2005.

11.2.7	Tax Savings arising from the Losses

Any amount for which the Seller would otherwise have been liable under this Clause 11 in respect of any Losses suffered by the Purchaser or a CLD Company shall be reduced by the amount (if any) by which any Taxes for which the CLD Company would otherwise have been liable is actually and finally reduced or extinguished as a result of the matter giving rise to such Losses provided that such effective Tax savings are made in respect of the taxable period in which such matter was taken into account in the CLD Company’s tax return.

If the amount of the Tax savings is determined in accordance with this Clause 11.2.7 after payment by the Seller of any amount in discharge of a claim, the Purchaser shall pay, or shall procure that the relevant CLD Company pays, to the Seller an amount equal to the difference between:

(i)	the amount paid by the Seller in discharge of the claim; and

(ii)	the amount that the Purchaser or the relevant CLD Company would have received if such Tax savings had been taken into account in determining the amount due by the Seller in accordance with this Clause 11.2.7.

11.2.8	Insurance Proceeds and Other Recoveries from Third Parties

(a.)	Any amount for which the Seller would otherwise have been liable under this Clause 11 in respect of any Losses suffered by the Purchaser or the CLD Companies shall be reduced by the net amount of any indemnification or other recovery actually received by the CLD Company concerned from any third party (including insurance proceeds) in respect of such Losses.

(b.)	The net amount of such indemnification or other recovery shall be equal to the amount received by the CLD Company, less any reasonable costs and expenses incurred by the CLD Company in respect of such indemnification or other recovery.

(c.)	If the Seller pays an amount in discharge of any claim and the Purchaser or the relevant CLD Company subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of such claim, the Purchaser shall pay, or shall procure that the relevant CLD Company pays, to the Seller an amount equal to the difference between:

(i)	the amount paid by the Seller in discharge of the claim; and

(ii)	the amount that the Purchaser or the relevant CLD Company would have received if the amount of such recovery had been taken into account in determining the amount due by the Seller in accordance with this Clause 11.2.8.

For the avoidance of doubt, the Purchaser or the relevant CLD Company shall not be required to seek recovery under its insurance policies prior to making a claim against the Seller.

11.2.9	Mitigation of Losses

The Purchaser shall use its best efforts to limit the extent of any Losses which might give rise to a claim against the Seller under this Agreement.

11.2.10	Fraud and Intentional Misconduct

None of the limitations contained in this Clause 11.2 shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as a consequence of fraud or intentional misconduct (“dol” / “bedrog”) by the Seller (or by a CLD Company on or before the Closing Date).

11.2.11	Excess Provisions and Overstatements of Liabilities

If and to the extent that the amount of any provision made in the CLD Pro Forma Annual Accounts 2005 in respect of (i) slow moving and obsolescence reserve (one line), (ii) warranties, (iii) bad debts (specific and general), (iv) provision for defined benefit plans and other similar pension obligations and (v) workers compensation is found to be in excess of, or unnecessary in respect of, the matter for which such provision was made; the amount of such excess or unnecessary provision shall be credited against any amount due by the Seller under this Clause 11 for matters of the type for which such provision was made.

11.2.12	Other limitations

The Seller shall not be liable under this Clause 11:

(a)	if and to the extent the matter giving rise to a claim arises as a result of a request or with the consent of the Purchaser;

(b)	if and to the extent a claim would not have arisen but for a change in legislation or regulation after the Closing Date;

(c)	if and to the extent that a claim arises as a result of any non-mandatory change by the Purchaser after the Closing Date in the accounting or valuation principles applied by (any of) the CLD Companies; or

(d)	in respect of any liability which is contingent unless and until such contingent liability has become an actual liability and is due and payable, provided, however, that this Clause (d) shall not have the effect of preventing the Purchaser from validly making a claim in respect of a contingent liability within the applicable time limit, even though it has not become an actual liability.

11.3	Claims by the Purchaser

11.3.1	Notification of the Claim

(a.)	If the Purchaser becomes aware of any action, fact or event that may give rise to a claim against the Seller under this Clause 11, the Purchaser shall give a notice to the Seller within thirty (30) days after becoming aware of such event and within the time limits provided in Clause 11.2.1 or 11.2.5 (as applicable).

(b.)	Such notice shall set out the legal and factual basis of the claim, including such details as are available of the specific actions, facts or events in respect of which the claim is made, together with a first estimate of the amount of Losses which are the subject of the claim. A copy of the material documents establishing the basis of the claim, to the extent available, shall be enclosed in the notice.

(c.)	Failure of the Purchaser to notify a claim to the Seller in the manner provided above shall not relieve the Seller of any liability it may have in respect of such a claim except to the extent it has suffered a prejudice as a consequence of such failure.

11.3.2	Acceptance of the Claim by the Seller

The Seller shall be deemed to accept any claim made by the Purchaser in accordance with Clause 11.3.1 and shall be liable to indemnify the Beneficiary for the amount of Losses requested in such a claim (subject to the limitations set out in Clause 11.2) unless the Seller has given the Purchaser a notice objecting to the claim within thirty (30) days following notification of such claim.

11.3.3	Disagreement on the Claim

If the Seller and the Purchaser are unable to reach an agreement on the amount of the Losses to be indemnified by the Seller within fifteen (15) days following notification of the Seller’s objections, the matter shall be decided in accordance with Clause 14.10 (Arbitration).

11.3.4	Investigation by the Seller

In connection with any claim made by the Purchaser, the Purchaser shall, and shall cause the CLD Companies to:

(a.)	allow the Seller and its advisors to investigate the actions, facts or events alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, provided that no such investigation shall interfere with the CLD’s business; and

(b.)	give, subject to them being paid all reasonable costs and expenses, all such information and assistance to the Seller and its advisors, including (a) access to the CLD Companies’ premises and personnel, upon reasonable advance notice and during normal business hours, and (b) the right to examine and copy all such contracts, books and records, and other documents and data as the Seller and its advisors may reasonably request, subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

11.3.5	Payment by the Seller

(a.)	If the Seller has accepted or is deemed to have accepted the amount of the Losses claimed by the Purchaser pursuant to Clause 11.3.2, or if the Seller and the Purchaser have agreed another amount, the Seller shall pay such amount to the Beneficiary within fifteen (15) days of such acceptance or agreement.

(b.)	If the matter giving rise to a claim has been decided by arbitration, the Seller shall pay any amount due to the Beneficiary including any interest within fifteen days of the final decision ordering the Seller to make such payment (or on any other date as may be decided by the arbitration panel, whichever is the earlier).

(c.)	Payment shall be made in accordance with the instructions as shall be notified to the Seller by the Purchaser.

11.4	Third Party Claims

11.4.1	If the claim notified by the Purchaser to the Seller in accordance with Clause 11.3.1 arises as a result of or in connection with a claim by or a liability to a third party (a “Third Party Claim”) then the following shall apply:

(a.)	The Purchaser shall, or shall cause the relevant CLD Company to, provide the Seller with copies of all documents and correspondence from that third party, and all other correspondence and documents relating to the Third Party Claim as the Seller may reasonably request, within fifteen (15) days following receipt of such documents and correspondence by the Purchaser or the relevant CLD Company, subject to the Seller agreeing to keep all such information and documents confidential and to use them only for the purpose of dealing with the Third Party Claim.

(b.)	The Seller shall promptly and not later than one month thereafter notify to the Purchaser:

(i)	whether it disputes the Purchaser’s or the relevant CLD Company’s right to indemnification with respect to such Third Party Claim; and

(ii)	if it does not dispute such right of indemnification, whether or not it desires to defend the Purchaser or the relevant CLD Company against such Third Party Claim.

Notwithstanding the above notice periods, the Purchaser is allowed to take any reasonable provisional measures, subject to informing the Seller promptly thereof.

(c.)	If, within the one month provided for under paragraph (b) above, the Seller notifies the Purchaser that it does not dispute the Purchaser’s or the relevant CLD Company’s right of indemnification and desires to defend the Purchaser or the relevant CLD Company against such Third Party Claim, the Seller shall have the right to assume and control the defense of such Third Party Claim by appropriate proceedings with counsel reasonably acceptable to the Purchaser, at the Seller’ sole cost and expense.

The Purchaser shall make or cause the relevant CLD Company to make available to the Seller and its representatives all books and records relating to such Third Party Claim and shall render to the Seller such assistance and access to the Company, as provided in Clause 11.3.4.

The Purchaser and the relevant CLD Company may participate in, but not control, any such defense or settlement at its sole cost and expense: the Seller shall consult with the Purchaser and the relevant CLD Company in relation to the conduct of any proceedings arising out of the Third Party Claim, and ensure that the Purchaser’s or the relevant CLD Company remarks shall be taken into account in so far as such remarks are reasonable, provided that all decisions in relation to such proceedings shall be made by the Seller always taking into account the relevant CLD Company’s corporate interest.

(d.)	If the Seller:

(i)	disputes the Purchaser’s or the relevant CLD Company’s right to indemnification with respect to a Third Party Claim; or

(ii)	does not dispute such right to indemnification but prefers not to assume the defense of such Third Party Claim; or

(iii)	does not dispute such right to indemnification and, notwithstanding having indicated that it desires to defend the Purchaser or the relevant CLD Company against such Third Party Claim, fails to timely assume and prosecute the defense of such Third Party Claim; or

(iv)	does not react in due time to the Purchaser’s notification in accordance with under Clause (b) above,

then the Purchaser or the relevant CLD Company shall assume and control the defense of such Third Party Claim at their or its costs and expenses (without prejudice to its or their rights under this Clause 11).

In that case, the Seller may participate in, but not control, any such defense or settlement at its sole cost and expense: the Purchaser shall, and shall cause the CLD Companies to, consult with the Seller in relation to the conduct of any proceedings arising out of the Third Party Claim, and ensure that Seller’s remarks shall be taken into account in so far as such remarks are reasonable and made in the Purchaser’s or the relevant CLD Company’s corporate interest, provided that all decisions in relation to such proceedings shall be made by the Purchaser or the CLD Company concerned.

11.4.2	The Party responsible for the defense of any Third Party Claim in accordance with Clause 11.4.1 (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep informed on the status of any Third Party Claim for which such party is not the Responsible Party, including, without limitation, all proposed settlement negotiations.

11.4.3	Neither Party shall enter into any settlement of any Third Party Claim without the written prior consent of the other party, which consent shall not be unreasonably withheld or delayed (a) without a valid reason (especially in so far as disputes with clients are concerned) or (b) if such admission of liability or settlement is in the corporate interest (“intérêt social” / “vennootschapsbelang”) of the CLD Company concerned.

The Responsible Party shall promptly notify the other party of each settlement offer (including whether the Responsible Party is willing or not to accept the proposed settlement offer) with respect to a Third Party Claim. Such other party agrees to notify the Responsible Party in due course whether or not such party is willing to accept the proposed settlement offer.

If the Purchaser or the relevant CLD Company does not consent to any settlement offer of a Third Party Claim (whether or not it is the Responsible Party), the Purchaser or such CLD Company may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Seller with respect to such Third Party Claim shall not exceed the full amount of such settlement offer (without prejudice to the limitations set out in Clause 11.2).

If the Seller does not consent to any settlement offer of a Third Party Claim (whether or not it is the Responsible Party with respect to such Third Party Claim), the Seller may continue to contest or defend such Third Party Claim and, in such event, the Seller shall be liable for the full amount of the Loss sustained by the Purchaser or the relevant CLD Company as a result of such Third Party Claim, subject to the limitations set out in Clause 11.2.

12	OBLIGATIONS OF THE PARTIES EXTENDING AFTER THE CLOSING DATE

12.1	Further Assurances

The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Closing Date), as the other Party may reasonably request for the purposes of fulfilling its obligations and undertakings under this Agreement.

The Seller furthermore undertakes to co-operate with the Purchaser as reasonably requested in connection with any Tax filings, Tax audits and other legitimate matters related to Tax after the Closing Date.

12.2	Confidentiality relating to this Agreement and announcements

12.2.1	Each Party is prohibited from disclosing all or any part of this Agreement or even its existence at any time, and no announcement in connection with the existence or the subject matter of this Agreement (including any announcement to the CLD Companies’ employees, customers or suppliers) shall be made, without the express prior written consent of all Parties (which consent shall not be unreasonably withheld or delayed), except:

(a.)	to the extent that disclosure shall be required by law (including, without limitation, applicable stock exchange regulations), in which case the Parties will consult with each other prior to any communication;

(b.)	in the event that either Party seeks indemnification or any other remedy from the other Party under this Agreement in any arbitration proceedings, insofar as the use of such information is strictly necessary for the proceedings; or

(c.)	to the extent strictly necessary in order to allow either Party to comply with any legal requirement to make any announcement or to provide information to any public authority, provided, however, that such Party shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

12.2.2	Clause 12.2.1 shall be without prejudice to the right of the Parties to proceed to (i) disclosures and communication of information and documents to their financial partners, experts and advisors involved in the Transaction, subject to the latter being held to confidentiality undertaking that permits compliance with the terms of Clause 12.2.1.

12.2.3	Without prejudice to Clauses 12.2.1 and 12.2.2 above, the Parties shall, in view of the specific regulations applicable to the Seller on account of its listing on the Euronext stock exchange and to the Purchaser on account of its status as an issuer of debt securities issued pursuant to the Securities Exchange Act of 1933, simultaneously (to the extent possible) announce to the market, the Belgian Banking and Finance Commission and the U.S. Securities and Exchange Commission, by way of press releases in the form as attached hereto in Schedule 12.2.3(a) and (b): (i) the signing of this Agreement to the extent required by law, and (ii) as soon as practical after the Closing Date and to the extent required by law, the Closing of the Transaction.

12.2.4	To the extent and for the period of time required by applicable Belgian insider trading regulations, the Parties shall, and shall cause their Affiliated Companies and their directors, officers, managers, representatives and advisors, to observe all and any requirements under such regulations, including, without limitation, abstaining from dealing in the shares of the Seller.

12.2.5	The Parties shall consult with each other concerning the means by which the CLD Companies’ employees, customers, and suppliers and others having dealings with the CLD Companies shall be informed of this Agreement, and the Purchaser shall have the right to be present when any such communication is made.

12.2.6	The Parties shall take all necessary actions to ensure that no accidental or unauthorized disclosure of confidential information occurs.

12.2.7	If the Closing does not take place, the Purchaser shall, upon Seller’s request, return to the Seller or destroy all written information in accordance with the confidentiality agreement entered into by them on August 11, 2005, which is incorporated by reference into this Agreement for purposes of this Clause 12.2.7.

12.3	Confidentiality relating to the business and affairs of the Parties and the CLD

12.3.1	The Seller agrees and undertakes, and shall cause its Affiliated Companies, to keep in confidence any information relating to the business and affairs of the CLD and the CLD Companies (including any and all trade secrets, technical information on the CLD products, customer lists, price lists, financial projections and budgets, employees’ salaries and other information concerning the personnel) and not to disclose such information to any third party at any time, before or after the Closing Date, unless and to the extent that such information is or becomes generally known to and available for use by the public other than as a result of the Seller’s fault or the fault of any other person bound by a duty of confidentiality to the Seller.

12.3.2	The Seller agrees and undertakes, and shall cause its Affiliated Companies, to keep in confidence any information relating to the business and affairs of the Purchaser and not to disclose such information to any third party at any time, before or after the Closing Date, unless and to the extent that such information is or becomes generally known to and available for use by the public other than as a result of the Seller’s fault or the fault of any other person bound by a duty of confidentiality to the Seller.

12.3.3	The Purchaser agrees and undertakes, and shall cause its Affiliated Companies, to keep in confidence any information relating to the business and affairs of the Seller and not to disclose such information to any third party at any time, before or after the Closing Date, unless and to the extent that such information is or becomes generally known to and available for use by the public other than as a result of the Purchaser’s fault or the fault of any other person bound by a duty of confidentiality to the Purchaser provided that from and after the Closing Date the Purchaser shall be under no confidentiality obligation to the Seller or its Affiliated Companies (not being a CLD Company) with respect to the CLD Companies.

12.4	Non-competition and non-solicitation obligations in case Closing occurs

12.4.1	Provided that Closing takes place as envisaged by this Agreement, the Seller hereby agrees and undertakes not to do any of the things set out in Clause 12.4.2 paragraph (a) for a period of three years as from the Closing Date (the “Non-Compete Period”) and not to do any of the things set out in Clause 12.4.2 paragraphs (b) to and including (f) for a period of two years as from the Closing Date (the “Non-Solicitation Period”), except with (i) the Purchaser’s prior written consent, (ii) as explicitly contemplated by the Ipso Spain Distribution Agreement as referred to in Clause 6.2.1 or (iii) in connection with the heavy-duty activities conducted by Jensen Projects, as such activities are conducted on the date hereof, regardless of whether the Seller is acting:

(a.)	for itself or on behalf of any individual, company or other legal entity;

(b.)	alone or in conjunction with any other person;

(c.)	in its own capacity or as a director, manager, partner or shareholder of any company or other legal entity, or as an employee, consultant or agent of any individual, company or other legal entity;

(d.)	directly or indirectly through agents, intermediaries, Affiliated Companies or any other individual, company, legal entity or other vehicle (including any joint venture); or

(e.)	in any other capacity and in any other manner whatsoever.

12.4.2	Pursuant to Clause 12.4.1 the Seller shall refrain from:

(a.)	participating in any business involved in the sale or production of any products or replacement parts being sold, promoted, advertised, marketed, distributed (directly or indirectly) (i) into any washing equipment of less than 125 kg capacity and any drying equipment of less than 200 lb capacity within the stand-alone commercial laundry, dry cleaning, laundromats, and multi-housing market segments; as well as (ii) into on-premise laundry installations which do not have washing equipment of at least 100 kg through put, per hour, capability installed in the laundry facility (the “Protected Business”);

(b.)	inducing or attempting to induce any person who is or at any time was a customer, supplier or other business relation of the CLD Companies to cease doing business with the CLD Companies, to materially reduce its business with the CLD Companies or to do business with the CLD Companies on less favorable terms, or in any way interfering with the relationship between the CLD Companies and any of its customers, suppliers or other business relations, insofar as the CLD Companies’ operations in the Protected Business are concerned;

(c.)	inducing or attempting to induce any prospective customer of the CLD not to do business with the CLD Companies, insofar as the CLD Companies’ operations in the Protected Business are concerned;

(d.)	inducing or attempting to induce any employee of the CLD Companies to leave his employ with the CLD Companies, regardless of whether such employee would commit a breach of contract by leaving his employ, or in any way interfering with the relationship between the CLD Companies and any of its employees;

(e.)	employing (or otherwise engaging as an independent contractor or in any other capacity) any employee of the CLD Companies or any person who was an employee of the CLD Companies at any time during the Non-Solicitation Period;

(f.)	inducing or attempting to induce any director of the CLD Companies or any person having a consultancy or similar agreement with the CLD Companies to leave his position with the CLD

Companies or to terminate his agreement with the CLD Companies, or in any way interfering with the relationship between the CLD Companies and any of its directors or any of the persons referred to in this paragraph.

12.4.3	The non-compete and non-solicitation obligations set out in this Clause 12.4 are geographically limited to Belgium, the United States of America and the countries or areas in which the Seller currently operates or sells products (as listed in Schedule 12.4.3).

12.4.4	The Seller acknowledges that the provisions of this Clause 12.4 are reasonable and necessary to protect the legitimate interests of the Purchaser. However, if any of the provisions of this Clause 12.4 should ever be held to exceed the limitations in duration, geographical area or scope, or other limitations imposed by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions that conform with the maximum permitted by applicable law, and any provision of this Clause 12.4 exceeding such limitations shall be automatically reformed accordingly.

12.5	Non-competition and non-solicitation obligations in case Closing does not occur

12.5.1	The Parties agree that, in case this Agreement would be terminated on or before the Closing Date or in case the Closing of the Transaction would for whatever reason not take place as envisaged by this Agreement, during a period of 2 years as from (i) the date on which the Agreement is terminated (in case of termination) or (ii) the date of this Agreement (in case Closing otherwise does not occur), they shall not, and shall cause their Affiliated Companies not to, directly or indirectly, except with the other Party’s prior written consent:

(a.)	solicit or endeavour to entice away from or discourage from being employed by the other Party or any of the Affiliated Companies of the other Party, any person who is or shall be a director, officer, manager or employee thereof, whether or not such person would commit a breach of contract by reason of leaving services; and/or

(b.)	use the services of any director, officer or manager of the other Party or any of the Affiliated Companies of the other Party, be it as an employee, consultant, director or otherwise.

12.5.2	The Purchaser agrees that, in case this Agreement would be terminated on or before the Closing Date or in case the Closing of the Transaction would for whatever reason not take place as envisaged by this Agreement, during a period of 3 years as from (i) the date on which the Agreement is terminated (in case of termination) or (ii) the date of this Agreement (in case Closing otherwise does not occur), it shall not, except with the Seller’s prior written consent or if and to the extent such information is or becomes generally known to and available for use by the public other than as a result of the Purchaser’s fault or the fault of any other person bound by a duty of confidentiality to the Purchaser, use any information relating to the Seller or the CLD Companies that is disclosed to it by the Seller or the CLD Companies during the First Phase Due Diligence, the Second Phase Due Diligence or otherwise within the framework of the Transaction, such as in the course of the negotiations with respect to this Agreement or the process leading up to the envisaged Closing of the Transaction, for purposes of competing with the Seller or the CLD Companies, regardless of whether the Purchaser is acting:

(a.)	for itself or on behalf of any individual, company or other legal entity;

(b.)	alone or in conjunction with any other person;

(c.)	in its own capacity or as a director, manager, partner or shareholder of any company or other legal entity, or as an employee, consultant or agent of any individual, company or other legal entity;

(d.)	directly or indirectly through agents, intermediaries, Affiliated Companies or any other individual, company, legal entity or other vehicle (including any joint venture); or

(e.)	in any other capacity whatsoever.

The obligations set out in this Clause 12.5.2 are geographically limited in the same manner as those set out in Clause 12.4.

12.5.3	The Parties acknowledge that the provisions of this Clause 12.5 are reasonable and necessary to protect legitimate interests of the Parties protected thereby. However, if any of the provisions of this Clause 12.5 should ever be held to exceed the limitations in duration, geographical area or scope, or other limitations imposed by applicable law, they shall not be nullified but the Parties shall be deemed to have agreed to such provisions that conform with the maximum permitted by applicable law, and any provision of this Clause 12.5 exceeding such limitations shall be automatically reformed accordingly.

12.6	Continuation of commercial relationships

The Parties agree that, in case this Agreement would be terminated on or before the Closing Date or in case the Closing of the Transaction would for whatever reason not take place as envisaged by this Agreement, that:

(i)	they shall not proceed to a cancellation of any commercial agreements presently existing between them which cancellation would become effective before December 31, 2007, except in case of breach under such agreements;

(ii)	any commercial agreements presently existing between the Parties with a fixed term which would expire prior to December 31, 2007, shall be renewed for a period of time ending no earlier than December 31, 2007.

12.7	Release of director’s liability in case Closing occurs

12.7.1	Provided that Closing takes place as envisaged by this Agreement, the Purchaser, to the fullest extent permitted by law, undertakes and shall cause the Company (or any transferee of the relevant shares held by Purchaser in the Company or by the Company in the Subsidiaries) to vote in favour of a resolution releasing the resigning directors whose names are set out in Schedule 7.5(i) from any liability arising from the performance of their duties:

(i) at the general meeting of the respective CLD Companies with respect to the financial year ending on December 31, 2005; and

(ii) at the general meeting of the respective CLD Companies with respect to the financial year ending on December 31, 2006, for the performance of their duties until the Closing Date.

12.8	Use of the name “Ipso”

Provided that Closing takes place as contemplated by this Agreement, the Seller shall cease, and shall cause any of its Affiliated Companies (not being a CLD Company) to cease, to use or do business under, directly or indirectly, or assist any third party in using or doing business under, the name or mark “IPSO” or any derivative or combination thereof or any name or mark confusingly similar thereto, including without limitation, the names “Ipso Spain” and “Ipso Capital”.

12.9	Use of the names “LSG” and “Jensen”

12.9.1	Provided that Closing takes place as contemplated by this Agreement, the Purchaser agrees and undertakes to remove, and to cause the CLD Companies to remove, the words “LSG”, “Jensen” or any derivative or combination thereof from any assets owned or used by the CLD Companies, any products manufactured or distributed by the CLD Companies, any commercial or marketing documentation and signs as early as practicable and at the latest within six months after the Closing Date.

12.9.2	Purchaser acknowledges and recognizes the use by the Seller and its Affiliated Companies, of the word combination “Laundry Systems Group” and, in the abbreviated format, the letter combination “LSG” and the letter and word combination “LSG Group” in conducting its business, such as its tradename, corporate name, logos and group name.

12.9.3	It is hereby expressly agreed that (A) Purchaser shall at all times (1) refrain from registering anywhere in the world a trademark containing the letters and/or words “LSG” or “LSG Group” (with or without dots or other signs between the letters), and (2) directly or indirectly, in any way and for whatever cause refrain from disputing, objecting to or undertaking any steps to prevent the use in any manner and anywhere in the world by Seller and any of its Affiliated Companies of the words “Laundry” and “Systems”, alone or in combination with each other or with the words or letters “Group” and “LSG” and (B) Seller and its Affiliated Companies shall never (Y) use or register as a trademark the word “Alliance” or any derivative thereof alone or in combination with “Laundry”, “Systems”, “Group” or “LSG” anywhere in the world and (Z) directly or indirectly, in any way and for whatever cause dispute, object to or undertake any steps to prevent the use in any manner and anywhere in the world by Purchaser and any of its Affiliated Companies of the words “Alliance”, “Laundry”, “Systems” or “Group” alone or in combination with each other, it being understood that the Purchaser shall at all times refrain from using anywhere in the world, in any way and for whatever cause the words “Laundry Systems Group” in this order, alone or in combination with other letters or words.

12.10	JM Vandoorne BVBA

Provided that Closing takes place as contemplated by this Agreement, the Seller agrees and undertakes to reimburse the Purchaser (or, if the Purchaser so chooses, the Company) for the Additional Payment that is due to JM Vandoorne BVBA in connection with its consulting agreement in accordance with the compensation scheme set forth in Clause 7.15, as follows:

•	The Seller shall reimburse the Purchaser an amount equal to 50% of the Additional Payment as made by the Company to JM Vandoorne BVBA in case the consulting agreement is not terminated within two years as from the Closing Date, and the Additional Payment is thus due in accordance with Clause 7.15 (iv) (a) sub (i).

•	The Seller shall reimburse the Purchaser an amount equal to 100% of the Additional Payment as made by the Company to JM Vandoorne BVBA in case JM Vandoorne BVBA terminates the consulting agreement within one year as from the Closing Date, and the Additional Payment is thus due in accordance with Clause 7.15 (iv) (a) sub (ii);

•	The Seller shall reimburse the Purchaser an amount equal to 50% of the Additional Payment as made by the Company to JM Vandoorne BVBA in case JM Vandoorne BVBA terminates the consulting agreement within the second year as from the Closing Date, and the Additional Payment is thus due in accordance with Clause 7.15 (iv) (a) sub (ii).

It is stipulated for the avoidance of doubt that the Seller shall not be obliged to reimburse the Additional Payment under this Clause 12.10 in case the consulting agreement is terminated by the Company, and the Additional Payment is thus due in accordance with Clause 7.15(iv) (a) sub (iii).

13	TERMINATION

13.1	Termination Events

13.1.1	This Agreement may be terminated (“résilié” / “beëindigd”) at any time by mutual consent of the Seller and the Purchaser.

13.1.2	This Agreement may be terminated (“résilié” / “beëindigd”) by either Party upon giving a fifteen-day advance notice to the other Party, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement or through a dispute being pending before the Independent Expert in accordance with Clause 13.1.3 or 13.1.5 or before the arbitration tribunal in accordance with Clause 9.3.2) on or before 90 days as from the signing of this Agreement, or such other date as the Parties may agree upon.

13.1.3	This Agreement may be terminated (“résolu” / “ontbonden”) by the Purchaser, at its sole discretion, on or before the Closing Date (and if on the Closing Date, prior to the Closing taking place):

(a.)	If the Adjusted EBITDA over the accounting year ending on December 31, 2005 is less than EUR 7.1 million.

Any disputes with respect to the determination and calculation of the Adjusted EBITDA and the CLD Pro Forma Annual Accounts 2005 for purposes of this Clause 13.1.3(a) shall be finally settled by the Independent Expert, appointed and acting mutatis mutandis in accordance with Clause 3.3.6.

The Purchaser shall in any event deliver a written notice to the Seller within 7 days as from the earlier of:

(i)	the end of the 6th week following the date on which the Second Phase Due Diligence will have commenced or will be deemed to have commenced in accordance with Clause 7.1.1

(ii)	the end of its and its advisors’ reviews conducted under the Second Phase Due Diligence,

specifying whether or not a termination event as set out in this Clause 13.1.3(a) has occurred, and describing in reasonable detail the basis for such termination event (if any). The determination and calculation as set forth in this written notice shall be final and binding on the Parties unless the Seller shall within 7 days as from the above Purchaser’s written notice deliver to the Purchaser written notice of objection hereto, specifying in reasonable detail each disputed item, including the data that forms the basis thereof and the amount in dispute. In case the Seller so delivers a notice of objection, the dispute is referred to the Independent Expert in accordance with the foregoing.

(b.)	In case the disclosures made by the Seller, including, without limitation, the disclosures set forth on Schedule 7.1.3 (with the exclusion of any First Phase Due Diligence findings of the Purchaser as set out in Schedule 13.1.3(b)) or the Second Phase Due Diligence (pursuant to a notice delivered to the Seller as set out in Clause 7.1.2) should reveal any:

•	liabilities, whether actual or contingent; or

•	objective facts or matters which, have or are reasonably likely to have an impact on the continued operations of the CLD business in going concern and rebus sic stantibus, assuming that the current operations of the CLD business are in compliance with the situation as reflected in the Seller’s Representations.

which :

•	have a one-off downward cash effect on one or more of the CLD Companies plus the Acquired Operations which in the aggregate is in excess of the Benchmark Amount (calculated without regard to the Tax implications); or

•	if of a recurring nature, have a net present value downward effect on one or more of the CLD Companies plus the Acquired Operations which in the aggregate is in excess of the Benchmark Amount (calculated without regard to the Tax implications), it being understood that, for purposes of this Clause 13.1.3(b):

•	“Benchmark Amount” shall mean (I) EUR 2,000,000 plus (ii) the product of (A) the excess of Adjusted EBITDA as reflected in the CLD Pro Forma Annual Accounts 2005 over EUR 7.6 million times (B) 7.75, provided that in no event shall the Benchmark Amount exceed EUR 4.75 million;

•	any “one-off downward cash effect” shall be offset by any one time upward cash effect also discovered by the Purchaser in the course of its Second Phase Due Diligence; and

•	a “one-off downward cash effect” shall exclude asset valuations that do not impact cash liabilities, cash or EBITDA.

For purposes of this Clause 13.1.3(b), the liabilities, facts and matter referred to above will not be taken into account in case they result from: (A) commercial agreements existing at the date hereof between the Parties or between the Seller’s Affiliates on the one hand and the Purchaser’s Affiliates on the other, or (B) a discontinuation by the U.K. distributor JLA, of its commercial relationship with the Company, in which respect the Purchaser acknowledges that it is aware of the fact that JLA has expressed reservations with respect to its willingness to continue said commercial relationship in view of the prospective acquisition of the CLD Companies by the Purchaser, as contemplated by this Agreement).

Any disputes with respect to the determination and calculation of the above liabilities (including, without limitation, the determination and calculation of Adjusted EBITDA and CLD Pro Forma Annual Accounts 2005), objective facts or matters shall be finally settled by the Independent Expert, appointed and acting mutatis mutandis in accordance with Clause 3.3.6.

The Purchaser shall in any event deliver a written notice to the Seller within 7 days as from the earlier of:

1.	the end of the 6th week following the date on which the Second Phase Due Diligence will have commenced or will be deemed to have commenced in accordance with Clause 7.1.1; and

2.	the end of its and its advisors’ reviews conducted under the Second Phase Due Diligence,

specifying whether or not, on the basis of information known to it at such time, a termination event as set out in this Clause 13.1.3(b) has occurred, and describing in reasonable detail the basis for such termination event (if any). The determination and calculation as set forth in this written notice shall be final and binding on the Parties unless the Seller shall within 7 days deliver to the Purchaser written notice of objection hereto, specifying in reasonable detail each disputed item, including the data that forms the basis thereof and the amount in dispute. In case the Seller so delivers a notice of objection, the dispute is referred to the Independent Expert in accordance with the foregoing.

13.1.4	This Agreement may be terminated (“résolu” / “ontbonden”) by a fifteen-day advance notice given on or before the Closing Date (and if on the Closing Date, prior to the Closing taking place) by either Party if a material breach of any provision of this Agreement has been committed by the other Party. If an advance notice has been given, this Agreement shall terminate on the earlier of the expiration date of the notice period or the Closing Date, unless the breach has been cured to the reasonable satisfaction of the terminating Party.

13.1.5	This Agreement may be terminated (“résolu” / “ontbonden”) by the Purchaser upon giving a fifteen-day advance notice to the Seller if any Material Adverse Change shall occur on or before the Closing Date (and if on the Closing Date, prior to the Closing taking place). Any disputes with respect to the occurrence of a Material Adverse Change shall be finally settled by the Independent Expert, appointed and acting mutatis mutandis in accordance with Clause 3.3.6.

If an advance notice has been given and has not been disputed by the Seller, this Agreement shall terminate on the earlier of the expiration date of such fifteen-day day advance notice period or the Closing Date.

The Purchaser shall in any event deliver a written notice to the Seller within 7 days as from the earlier of:

a.	the end of the 6th week following the date on which the Second Phase Due Diligence will have commenced or will be deemed to have commenced in accordance with Clause 7.1.1; and

b.	the end of its and its advisors’ reviews conducted under the Second Phase Due Diligence,

specifying whether or not a termination event as set out in this Clause 13.1.5 has occurred, and describing in reasonable detail the basis for such termination event (if any). The determination and calculation as set forth in this written notice shall be final and binding on the Parties unless the Seller shall within 7 days as from the above Purchaser’s written notice deliver to the Purchaser written notice of objection hereto, specifying in reasonable detail each disputed item, including the data that forms the basis thereof and the amount in dispute. In case the Seller so delivers a notice of objection, the dispute is referred to the Independent Expert in accordance with the foregoing.

13.1.6	This Agreement may be terminated by Purchaser in accordance with Clause 9.3.

13.2	Effect of Termination

If this Agreement is terminated pursuant to Clause 13.1, this Agreement shall become void and of no effect without liability of any Party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other Party hereto, provided that, if such termination shall result from the wilful (a) failure of either Party to fulfil a condition to the obligations of the other Party or (b) failure of either Party to fulfil an obligation hereof, such Party shall be fully liable for any and all liabilities and damages incurred or suffered by the other Party as a result of such failure. The provisions of this Clause 13.2 and of Clause 12.2 (Confidentiality relating to this Agreement and announcements), 12.3 (Confidentiality relating to the business and affairs of the Parties and the CLD), 12.5 (Non-competition and non-solicitation obligations in case Closing does not occur), 12.6 (Continuation of commercial relationships), 14.2 (Amendments and waivers), 14.3 (Notices), 14.6 (Costs), 14.7 (Severability), 14.9 (Governing law) and 14.10 (Arbitration) shall survive any termination hereof.

14	MISCELLANEOUS

14.1	No Exclusive Remedy

The Parties’ rights and remedies under Clause 10 (Indemnification by the Purchaser), Clause 11 (Indemnification by the Seller) and Clause 13 (Termination) shall not exclude or limit any other rights or remedies that may be available to them under Belgian law, such as (without limitation) the right to apply to a court of competent authority in any jurisdiction for relief by way of injunction or restraining order or the right to seek specific performance of this Agreement, it being however understood that, except in case of fraud or intentional misconduct (“bedrog / dol”), each of the Parties hereby to the fullest extent permitted by law waives:

(i)	the right to seek the termination of this Agreement (at any time, including after the Closing Date) otherwise than pursuant to and in accordance with Clause 13 of this Agreement, be it pursuant to the theory of “wilsgebreken / vices de consentement”, article 1641 et seq. of the Belgian Civil Code, Article 1184 of the Belgian Civil Code or otherwise; and

(ii)	the right to seek damages otherwise than pursuant to and in accordance with Clause 10, 11 or 13.2 of this Agreement (as applicable), be it pursuant to pre-contractual or extra-contractual liability, article 1641 et seq. of the Belgian Civil Code, Article 1184 of the Belgian Civil Code or otherwise.

14.2	Amendments and Waivers

14.2.1	No amendment of this Agreement shall be effective unless in writing and signed by duly authorized representatives of all Parties.

14.2.2	No failure or delay of a Party to exercise any right or remedy under this Agreement shall be considered a waiver of:

(i)	such right or remedy; or

(ii)	any other right and remedy under this Agreement,

except in case the period of time provided for the exercise of such right or remedy has lapsed.

In particular, but without prejudice to the generality of the foregoing, no failure by the Purchaser to exercise its right to terminate this Agreement under Clause 13 for breach of Seller’s Representations or other obligations shall constitute a waiver of any other rights and remedies of the Purchaser arising out of such a breach.

14.2.3	Except as provided otherwise herein, no waiver shall be effective unless given in writing and signed by a duly authorized representative of the Party giving the waiver.

14.3	Notices

14.3.1	Any notice in connection with this Agreement must be in writing in English and shall be validly given with respect to each Party if:

(a.)	delivered by hand (with written confirmation of receipt) to the persons listed hereinafter;

(b.)	sent by fax (with confirmation received by registered mail or an internationally recognized overnight delivery service within three Business Days) to the fax numbers and addresses set out hereinafter; or

(c.)	sent by registered mail or an internationally recognized overnight delivery service to the addresses set out hereinafter;

or to such other addressee, fax number or address as a Party may notify to the other Parties in accordance with this Clause 14.3.

If to Seller:	Name:	Laundry Systems Group NV
	Address:	‘t Hofveld 6F2, B-1702 Groot-Bijgaarden, Belgium
	Attention:	Erik Vanderhaegen
	Facsimile	+32 2 482 33 90

With a copy to:

	Name:	Stibbe
	Address:	Rue Henri Wafelaertsstraat 47-51, B- 1060 Brussels, Belgium
	Attention:	Jan Peeters
	Facsimile	+32 2 533 52 12

If to Purchaser:	Name:	Alliance Laundry Systems LLC
	Address:	P.O. Box 990, Ripon, Wisconsin 54971
	Attention:	Scott L. Spiller
	Facsimile	+1 920 748-4334

with a copy to:

	Name:	Debevoise & Plimpton LLP
	Address:	919 Third Avenue, New York, New York 10022, United States of America
	Attention:	Margaret Andrews Davenport
	Facsimile	+ 1 212 909-6836

and to:

	Name:	Loyens Advocaten / Avocats
	Address:	Woluwe Atrium, Neerveldstraat 101-103 B-1200 Brussels, Belgium
	Attention:	Grégoire Jakhian
	Facsimile	+ 32 2 743 43 10

14.3.2	Any notice shall be effective upon receipt and shall be deemed to have been received:

(a.)	at the time of delivery, if delivered by hand or overnight delivery service;

(b.)	on the next working day in the place to which it is sent, if sent by fax (provided, however, that if no confirmation is received within three Business Days, the notice shall be deemed to have been received on the date such confirmation is received);

(c.)	on the first working day following the date of posting if sent by registered mail, provided both the sender and the addressee reside in Belgium; or

(d.)	three Business Days (in the place to which it is sent) following the date of posting if sent by registered mail when either the sender or the addressee does not reside in Belgium.

14.4	Interest

Except as otherwise provided herein, interest shall accrue automatically (without any formal notice to pay being required) on any overdue amount under this Agreement at the rate of 7.00% per year from the due date up to the date of payment.

14.5	Assignment of Rights and Obligations

14.5.1	Except as otherwise provided herein (such as but not limited to Clause 2.1.3), neither Party may assign all or part of its rights and obligations under this Agreement to any third party (through a sale, a capital contribution, a donation, or any similar transaction) without the express prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). As long as such consent has not been obtained, the assigning Party shall continue to be liable for all obligations that it purported to assign (without prejudice to any other right or remedy that the other Party may have for breach of this Clause 14.5.1).

14.5.2	However, notwithstanding the foregoing:

(a.)	any Party shall be allowed to assign all or part of its rights and obligations under this Agreement to one or more Affiliated Companies, provided that (i) such assignment shall be expressed to have effect only for so long as the assignee remains an Affiliated Company of the assigning Party, (ii) the assigning Party and such assignee shall be jointly and severally liable, and (iii) such assignment shall not in any way operate so as to increase or reduce the respective rights and obligations between the assigning Party or its assignee on the one hand and the other Party on the other hand; and

(b.)	the Purchaser (or any designee of the Purchaser pursuant to Clause 2.1.3) shall be allowed to assign all or part of its rights and obligations as a result of a de iure transfer in the framework of a corporate restructuring (e.g. merger, contribution or the sale as a whole (“universalité” / “algemeenheid”) or of a division (“branche d’activité” / “bedrijfstak”).

14.5.3	Subject to the restrictions set out in this Clause 14.5, the provisions of this Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective successors and assigns.

14.6	Costs

14.6.1	Each Party shall bear all costs and expenses incurred by it in connection with the preparation, negotiation, execution and performance of this Agreement, except as otherwise provided in this Agreement.

14.6.2	Under no circumstances shall any CLD Company bear any cost or expense incurred by the Seller in connection with this Agreement.

14.7	Severability

14.7.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, such provision shall be deemed not to form part of this Agreement, and the legality, validity or enforceability of the remainder of this Agreement shall not be affected.

14.7.2	If such illegal, invalid or unenforceable provision affects the entire nature of this Agreement, each Party shall use its best efforts to immediately negotiate in good faith a legally valid replacement provision.

14.8	Entire Agreement

14.8.1	This Agreement (along with the documents referred to therein) contains the entire agreement between the Parties with respect to the matters to which it refers and contains everything the Parties have negotiated and agreed upon within the framework of this Agreement. It replaces and annuls any agreement, communication, offer, proposal, or correspondence, oral or written, exchanged or concluded between the Parties, relating to the same subject matter.

14.8.2	In the event of any conflict between this Agreement and the U.S. Purchase Agreement or any other document executed in connection with the transactions contemplated hereby, the terms of this Agreement shall prevail and govern the conflicting issues, if any, it being understood that for the non-conflicting issues the U.S. Purchase Agreement shall remain applicable (including but not limited to Sections 12.7 and 12.8 of the U.S. Purchase Agreement).

14.9	Governing Law

This Agreement shall be governed by and construed in accordance with Belgian law.

14.10	Arbitration

14.10.1	All disputes arising out of or in connection with this Agreement that the Parties are unable to settle amicably, shall, with the exception of disputes which are referred to the Independent Expert (which shall be finally settled by the Independent Expert), be finally settled under the Rules of Arbitration of the International Chamber of Commerce.

14.10.2	The arbitration panel shall be composed of three arbitrators.

14.10.3	The arbitration shall be held in Brussels. The proceedings and award shall be in the English language.

14.11	Counterparts

This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

14.12	Power of Attorney to Initial the Data Room documents, Schedules and Exhibits

The Seller hereby gives a power of attorney to each of Jan Peeters, Antoine Greindl and Sophie Steevens to initial on their behalf each of the pages of this Agreement, as well as the Disclosure Letter/Schedules and Exhibits to this Agreement.

The Purchaser hereby gives a power of attorney to each of Guy Palmaers, Jeroen Bral, Hans Dhondt and Stefaan De Boeck to initial, and sign, only in the case of the Disclosure Letter/Schedules, on its behalf each of the pages of this Agreement as well as the Disclosure Letter/Schedules and Exhibits to this Agreement.

Done in     , on May 23, 2006, in two originals. Each party acknowledges receipt of its own original.

The Seller:

	/s/ Erik Vanderhaegen		/s/ Jesper Munch Jensen

Name:	Erik Vanderhaegen	Name:	Jesper Munch Jensen

Title:	Chief Financial Officer	Title:	Chief Executive Officer

The Purchaser:

/s/ Thomas F. L’Esperance
Name:	Thomas F. L’Esperance
Title:	Chief Executive Officer and President

1	DEFINITIONS AND INTERPRETATION		3

	1.1	Definitions	3
	1.2	Interpretation	7

2	SALE AND PURCHASE		8

	2.1	The Shares	8

3	PURCHASE PRICE		9

	3.1	Initial Purchase Price	9
	3.2	Treatment of Cash and Indebtedness	9
	3.3	Purchase Price Adjustment	10
	3.4	Payment of the Purchase Price	11

4	CONDITIONS PRECEDENT		12

	4.1	General Principles	12
	4.2	Conditions Precedent to all Parties' Obligations	12
	4.3	Conditions Precedent to the Seller’s Obligations	12
	4.4	Conditions Precedent to the Purchaser's Obligations	12
	4.5	Best Efforts concerning the Satisfaction of the Conditions Precedent	12
	4.6	No Implied Waiver of the Parties’ Rights and Remedies	13

5	CLOSING		13

	5.1	Date and Place	13
	5.2	Obligations of the Seller	13
	5.3	Obligations of the Purchaser	14
	5.4	Effectiveness of Closing Actions	14

6	OBLIGATIONS OF ALL PARTIES ON OR PRIOR TO THE CLOSING DATE		14

	6.1	Filings with Public Authorities	14
	6.2	IPSO SPAIN DISTRIBUTION AGREEMENT	14

7	OBLIGATIONS OF THE SELLER		15

	7.1	Second Phase Due Diligence	15
	7.2	Collaboration	16
	7.3	Operation of the CLD Business	16
	7.4	Restrictions on the Seller and the CLD Companies	17
	7.5	Directors' Resignation	19
	7.6	Works Council	19
	7.7	Intercompany Accounts	19
	7.8	Bank Guarantee Securing Payment of Amounts Due by the Seller	19
	7.9	Notification of Breaches of Seller's Representations	20
	7.10	Notification of Breaches of Seller's Obligations	20
	7.11	Inter-company Agreements	20
	7.12	Pre-Closing Restructuring	20
	7.13	Declerck Elektronika BVBA	21
	7.14	Transfer of certain Employees	21
	7.15	JM Vandoorne BVBA	21
	7.16	Heavy Duty Laundry	22
	7.17	Mortgages and Floating Charges	22
	7.18	Payment of Registration Taxes	23
	7.19	Transfer of Intellectual Property	23

8	OBLIGATIONS OF THE PURCHASER		23

	8.1	Extraordinary General Meeting of the Company and the Subsidiaries	23
	8.2	Works Council	23
	8.3	Notification of Breaches of Purchaser’s Representations	23
	8.4	Notification of Breaches of Purchaser’s Obligations	24

9	REPRESENTATIONS OF THE SELLER		24

	9.1	General Principles	24
	9.2	Limitations of contents and scope of Seller's Representations as at the date of this Agreement	24
	9.3	Updating of Seller’s Representations on Closing	24
	9.4	Limitations of contents and scope of Seller's Representations for purposes of Clause 11	25
	9.5	Effect of Purchaser's Knowledge	25
	9.6	Seller's Waiver of Rights against the CLD Companies	26

10	REPRESENTATIONS OF AND INDEMNIFICATION BY THE PURCHASER		26

	10.1	Representations of the Purchaser	26
	10.2	Indemnification by the Purchaser	26

11	INDEMNIFICATION BY THE SELLER		26

	11.1	General Principles	26
	11.2	Limitation of Seller's Liability	28
	11.3	Claims by the Purchaser	31
	11.4	Third Party Claims	32

12	OBLIGATIONS OF THE PARTIES EXTENDING AFTER THE CLOSING DATE		34

	12.1	Further Assurances	34
	12.2	Confidentiality relating to this Agreement and announcements	34
	12.3	Confidentiality relating to the business and affairs of the Parties and the CLD	35
	12.4	Non-competition and non-solicitation obligations in case Closing occurs	36
	12.5	Non-competition and non-solicitation obligations in case Closing does not occur	37
	12.6	Continuation of commercial relationships	38
	12.7	Release of director’s liability in case Closing occurs	38
	12.8	Use of the name “Ipso”	38
	12.9	Use of the names "LSG" and “Jensen”	38
	12.10	JM Vandoorne BVBA	39

13	TERMINATION		39

	13.1	Termination Events	39
	13.2	Effect of Termination	42

14	MISCELLANEOUS		42

	14.1	No Exclusive Remedy	42
	14.2	Amendments and Waivers	43
	14.3	Notices	43
	14.4	Interest	44
	14.5	Assignment of Rights and Obligations	45
	14.6	Costs	45
	14.7	Severability	45
	14.8	Entire Agreement	45
	14.9	Governing Law	46
	14.10	Arbitration	46
	14.11	Counterparts	46
	14.12	Power of Attorney to initial the Data Room documents, Schedules and Exhibits	46

List of Schedules

Schedule 1.1.1A:	Outline of group service fees which would no longer be necessary as a result of the Transaction (for purposes of defining Adjusted EBITDA)

Schedule 1.1.1B:	CLD Pro Forma Annual Accounts 2005

Schedule 1.1.1C:	CLD Company Annual Accounts

Schedule 1.1.1D:	Carve-outs for the definition of Indebtedness

Schedule 1.1.1E:	Key Employees

Schedule 1.1.1F:	Material Contracts

Schedule 3.3:	Calculation Principles for Final Working Capital

Schedule 5.2.3(a):	Form of receipt for the Initial Purchase Price

Schedule 6.2.1	Form of Ipso Spain Distribution Agreement

Schedule 7.1.1:	Second Phase Due Diligence Request List

Schedule 7.1.1(a):	Second Phase data room procedures

Schedule 7.1.2	Second Phase Diligence Findings

Schedule 7.1.3	Accelerated Phase One Diligence Findings

Schedule 7.5(i):	List of resigning directors

Schedule 7.5(ii):	Form of resignation letter

Schedule 7.7.1:	CLD related stocks

Schedule 7.8:	Bank Guarantee

Schedule 7.11:	Inter-company arrangements

Schedule 7.12	Ipso Spain Agreements to be transferred to Seller or an Affiliated Company of the Seller

Schedule 7.14:	Employees on the Company’s payroll to be transferred to the Seller or an Affiliated Company of the Seller

Schedule 7.16:	Heavy-Duty Laundry (“Jensen Projects”) Employees

Schedule 7.17:	Mortgages and Floating Charges

Schedule 7.19	Intellectual Property to be Transferred.

Schedule 9:	Seller’s Representations

Schedule 10:	Purchaser’s Representations

Schedule 12.2.3(a):	Seller’s press releases

Schedule 12.2.3(b)	Purchaser’s press release

Schedule 12.4.3:	Countries and areas where the non-compete and non-solicitation obligations shall apply

Schedule 13.1.3(b):	First Phase Due Diligence

Schedule 9: Seller’s Representations under the Agreement

1	Binding Effect of this Agreement

1.1	The Seller has (a) the capacity and corporate authority and (b) has obtained all required consents and approvals to (i) enter into and execute this Agreement, (ii) sell the Shares, and (iii) perform its obligations hereunder.

1.2	This Agreement has been duly executed by the Seller and constitutes the legal, valid, binding and enforceable obligation of the Seller in accordance with its terms.

1.3	The execution and performance of this Agreement and the consummation of the Transaction do not and will not (i) conflict with or violate the articles of association, certificate of incorporation, bylaws or other organizational documents of the Seller, the Company or the Subsidiaries, (ii) conflict with or give rise to a right of modification, suspension, termination, cancellation or acceleration of any obligation or to loss of a benefit under any law, judicial/arbitration or administrative decision (“vonnis”, “arrest”, “beschikking”, “administratieve beslissing”) applicable to the Seller, the Company or the Subsidiaries; or any agreement, permit, authorization, obligation, or covenant to which the Seller, the Company or the Subsidiaries are subject or a party, (iii) require the Seller, the Company or the Subsidiaries to file any documents with or notify any public authority or other third party, or to obtain any consent or approval from any public authority or other third party in connection with this Agreement, other than such filing, notification, approval and consent to which a reference is made in this Agreement, and/or (iv) result in the creation of any encumbrance whatsoever upon any of the properties or assets of the Company or the Subsidiaries of any nature and wherever located.

2	Existence and Organisation of the Company and the Subsidiaries

2.1	The Company

2.1.1	The Company is a limited liability company (“société anonyme” / “naamloze vennootschap”) duly incorporated and validly existing for an unlimited duration under the laws of Belgium.

2.1.2	The Company is duly registered with all competent authorities in accordance with the laws of Belgium.

2.1.3	Disclosure Schedule 2.1.3 contains true and complete copies of the up-to-date coordinated version of the articles of association (“statuts” / “statuten”) of the Company.

2.1.4	The Company has not been dissolved by any shareholders’ resolution and no shareholders’ meeting has been called for that purpose.

2.1.5	The Company has not been annulled or dissolved by any judicial decision, has not been declared bankrupt and has not obtained a judicial composition (“concordat judiciaire” / “gerechtelijk akkoord”) nor is there any such procedure or action pending or, to the Seller’s knowledge, threatened against it.

2.1.6	The Company is no party to any merger, split, contribution or sale of a division (“branche d’activités” / “bedrijfstak”) or a business as a whole (“universalité” / “algemeenheid”) or any other restructuring.

2.1.7	The Company has all requisite corporate power to own, lease or license its properties and assets, and to carry out its business as it is now being conducted, and said business has been conducted and is being conducted in conformity with (i) the Company’s articles of association and (ii) in all material respects with all applicable laws and regulations.

2.1.8	All accounts, books, registers, financial and other records of whatever kind, of the Company to be maintained by law (including books and records maintained for Tax purposes) are kept at the Company’s offices, and are properly and accurately maintained.

2.1.9	The Company is qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary (to the extent the concept of good standing or any similar concept is applicable to such jurisdiction).

2.2	The Subsidiaries

2.2.1	Disclosure Schedule 2.2.1 contains the particulars (name, registered office and other places of business, registered capital, total number of shares and number of shares held by the Company) of the Subsidiaries, as well as a copy of the up-to-date consolidated version of the articles of association or other organizational documents of each Subsidiary. The Company has no other subsidiary, branch or office, except for Ipso Spain S.L. (“Ipso Spain”) (the shares of which shall be transferred by the Company to the Seller prior to Closing pursuant to Clause 7.12 of the Agreement).

2.2.2	Each of the Subsidiaries is duly incorporated and validly existing for an unlimited duration respectively under the laws of Belgium (for Ipso Rent), Germany (for Ipso Rent Deutschland) and Norway (for Ipso Norge).

2.2.3	Each of the Subsidiaries is duly registered with all competent authorities respectively in accordance with the laws of resp. Belgium (for Ipso Rent), Germany (for Ipso Rent Deutschland) and Norway (for Ipso Norge).

2.2.4	None of the Subsidiaries has been dissolved by any shareholders’ resolution and no shareholders’ meeting has been called for that purpose.

2.2.5	None of the Subsidiaries has been annulled or dissolved by any judicial decision, has been declared bankrupt and has obtained a judicial composition (“concordat judiciaire” / “gerechtelijk akkoord”) or otherwise filed or commenced any proceedings for judicial or extra-judicial arrangement or settlement with its creditors nor is there any such procedure or action pending or, to the Seller’s knowledge, threatened against it.

2.2.6	None of the Subsidiaries is a party to any merger, split, contribution or sale of a division (“branche d’activités” / “bedrijfstak”) or a business as a whole (“universalité” / “algemeenheid”) or any other restructuring.

2.2.7	Each of the Subsidiaries has all requisite corporate power to own, lease or license its properties and assets, and to carry out its business as it is now being conducted, and said business has been conducted and is being conducted in conformity with (i) its articles of association and (ii) in all material respects with all applicable laws and regulations.

2.2.8	All accounts, books, registers, financial and other records of whatever kind, of each of the Subsidiaries to be maintained by law (including books and records maintained for Tax purposes) are kept at the respective Subsidiaries’ seat, and have been properly and accurately maintained.

2.2.9	Each of the Subsidiaries is qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification and good standing necessary (to the extent the concept of good standing or any similar concept is applicable to such jurisdiction).

3	Capital of the Company and the Subsidiaries

3.1	The Shares

3.1.1	The Shares represent the entire issued and outstanding share capital of the Company.

3.1.2	The Shares are registered shares without nominal value (“nominale waarde” / “valeur nominale”).

3.1.3	All Shares have been duly and validly issued in compliance with applicable law and are fully paid up.

The Company has duly performed the filing with the Clerk’s Office of the relevant Commercial Court required by article 625 of the Belgian Company Code regarding one own share it acquired pursuant to its acquisition of all assets and liabilities from D’Hooge NV (December 21, 2001).

3.1.4	The Company has not issued and is not in a process to issue any shares, with or without voting rights, founders’ shares (“parts de fondateur” / “oprichtersaandelen”), profit shares (“parts bénéficiaires” / “winstaandelen”), options, calls, bonds, convertible bonds, bonds with subscription rights, warrants or any other securities, other than the Shares.

3.1.5	There is no agreement or commitment of any kind whereby the Company is or could be obligated to (i) issue any new shares or other securities, or (ii) purchase or redeem any of its existing shares or other securities.

3.2	Capital and Shares of the Subsidiaries

3.2.1	The shares owned by the Company in each Subsidiary as set out in Disclosure Schedule 2.2.1 have been duly and validly issued in compliance with applicable law. They are fully paid in, and represent the following percentage of the entire issued and outstanding capital:

(i)	Ipso Rent: 50%

(ii)	Ipso Rent Deutschland: 50%

(iii)	Ipso Norge: 100%

3.2.2	The Company has full, exclusive and unconditional title to the number of shares owned by it in each Subsidiary, free and clear of all liens, pledges, security interests, usufructs (“usufruit” / “vruchtgebruik”), options, rights of first refusal, charges, claims, attachments (“saisie” / “beslag”) or other restrictions of any kind or nature (“Liens”) other than those provided for (i) by law, (ii) in the Subsidiaries’ respective articles of association or (iii) as far as Ipso Norge is concerned, in the option agreements set forth in Disclosure Schedule 3.2.2.

3.2.3	There are no shareholders’ agreements or similar agreements entered into by the Company or any Subsidiary regarding the shares in the Subsidiaries or regarding the Company or the Subsidiaries, other than (i) as reflected in the Company’s c.q. the Subsidiaries’ respective articles of association and (ii) the shareholders’ agreements for Ipso Norge set forth in Disclosure Schedule 3.2.3.

3.2.4	There are no restrictions affecting the transfer of or the rights attached to the shares held by the Company in the Subsidiaries other than those provided for (i) by law, (ii) in the articles of association of the Subsidiaries or (iii) as far as Ipso Norge is concerned, in the option agreements set forth in Disclosure Schedule 3.2.2. None of the rights attached to these shares, and in particular voting rights or rights to dividends, have been transferred to any other shareholder or any third party or may be exercised by any other shareholder or any third party, by virtue of a power of attorney, a proxy or a similar authorization.

3.2.5	The voting rights attached to the shares held by the Company in the Subsidiaries have never been suspended, for any reason whatsoever, and to the Seller’s knowledge there are no reasons that may justify such a suspension.

3.2.6	The Subsidiaries have not issued any founders’ shares, profit shares, bonds, convertible bonds, subscription rights or any other securities other than the ordinary shares representing their respective share capital. There is no agreement or commitment of any kind whereby a Subsidiary would be obligated to issue any shares or other securities, or to purchase, redeem or otherwise acquire any of its shares or other securities.

4	Ownership of the Shares and Rights Attached to the Shares

4.1	The Seller has full and exclusive ownership of the Shares, and on delivery by the Seller to the Purchaser, the Purchaser will acquire good and valid title thereto. The Shares are free and clear of all Liens, except as provided for by law or the Company’s articles of association.

4.2	All Shares have voting rights. These voting rights have never been suspended, for any reason whatsoever, and to the Seller’s knowledge there are no reasons that may justify such a suspension.

4.3	There are no restrictions affecting the transfer of or the rights attached to the Shares, other than those provided for by law or in the articles of association of the Company. None of the rights attached to the Shares, and in particular voting rights or rights to dividends, have been transferred to, or may be exercised by, any person other than the owner of the Shares by virtue of a power of attorney or otherwise.

4.4	There are no shareholders’ agreements or similar documents regarding the Shares, the Company or the Subsidiaries entered into by the Seller other than as reflected in the Company’s articles of association.

4.5	All prior transfers of the Shares, whereto the Seller was a party, were effected legally, validly and in good faith and no claims whatsoever exist or are, to the Seller’s knowledge, threatened with respect to any such transfers.

5	Free Transferability of the Shares

5.1	The Shares are freely transferable, except for what is mentioned in Article 8 of the articles of association of the Company.

5.2	No shareholder of the Company or third party may exercise any right of first refusal in connection with the sale of the Shares to the Purchaser, or any call option on all or part of the Shares or any similar right, except for what is mentioned in Article 8 of the articles of association of the Company.

5.3	There is no agreement contemplating the transfer of ownership of, or of any rights with respect to, all or part of the Shares other than this Agreement.

6	Interests in other companies

6.1	None of the Subsidiaries or the Company holds any shares or other interest, whether directly or indirectly, in any corporation, company, partnership, association or other legal entity, other than the shares held by the Company in the Subsidiaries and in Ipso Spain (the shares of which shall be transferred by the Company to the Seller prior to Closing pursuant to Clause 7.12 of the Agreement).

6.2	Except for Ipso Spain (the shares of which shall be transferred by the Company to the Seller prior to Closing pursuant to Clause 7.12 of the Agreement), the Company and the Subsidiaries do not have any subsidiaries, branches, representation offices or other places of business other than those set out in Disclosure Schedule 6.2.

7	Annual Accounts, CLD Annual Accounts and CLD Company Annual Accounts

7.1	Disclosure Schedule 7.1 contains a true copy of (i) the audited statutory annual accounts and the corresponding statutory auditor’s report of the Company, Ipso Rent and Ipso Rent Deutschland for the financial year ending December 31, 2005, (ii) the CLD Pro Forma Annual Accounts 2005, and (iii) the CLD Company Annual Accounts 2005.

7.2	The audited statutory annual accounts of the Company and the Subsidiaries for the financial year ending December 31, 2005:

7.2.1	were prepared in accordance with (i) applicable laws and regulations as well as (ii) Belgian GAAP (for Ipso and Ipso Rent), resp. German GAAP (for Ipso Rent Deutschland) applicable at December 31, 2005;

7.2.2	were prepared in compliance with the valuation rules historically adopted by each of the relevant Subsidiaries and the Company; and

7.2.3	truly and accurately reflect the assets and liabilities, financial condition and results of the relevant Subsidiaries or the Company, subject to the comments in the corresponding statutory auditor’s report.

7.3	The CLD Pro Forma Annual Accounts 2005 and the CLD Company Annual Accounts 2005:

7.3.1	have been prepared in accordance with (i) applicable laws and regulations as well as (ii) IFRS accounting principles applicable as at their respective closing dates and as applied on a basis consistent with the methodology used in preparing the IFRS Restatement;

7.3.2	have been prepared in compliance with the historic valuation rules respectively adopted by the relevant Subsidiaries and the Company and as applied on a basis consistent with the methodology used in preparing the IFRS Restatement; and

7.3.3	truly and accurately reflect the assets and liabilities, financial condition and results of (i) the CLD Companies and Acquired Operations taken as a whole (for the CLD Pro Forma Annual Accounts 2005) c.q. (ii) the respective CLD Companies (for the CLD Company Annual Accounts 2005).

7.4	All statutory annual accounts of the Company, Ipso Rent and Ipso Rent Deutschland have been duly approved by the relevant general meeting and filed within the time period prescribed by the applicable laws.

8	Absence of Changes since December 31, 2005

Since December 31, 2005 and until the Closing Date, and except as otherwise provided in the Agreement:

(i)	the Company and the Subsidiaries have carried out their activities in the ordinary course of business and have not committed themselves to any agreement or transaction that is not normally and ordinarily made in the course of their business; inter alia, the CLD Companies have not used extended terms or unusual levels of promotion for their products towards their customers;

(ii)	all Taxes and all material invoices and remunerations due and payable by the Company and the Subsidiaries have been paid on their due date;

(iii)	there has been no material adverse change in the capitalization, financial condition, operations, prospects, liquidity, assets, rights or liabilities of the Company or the Subsidiaries, and to the Seller’s knowledge no such change is threatened or anticipated;

(iv)	the Company and its Subsidiaries have carried out their business in the same manner as before and so as to maintain the same as a going concern;

(v)	the Company has not distributed, declared or paid any dividends or “tantièmes”, or otherwise distributed or taken corporate action to distribute any funds to directors or shareholders of the Company or its Subsidiaries;

(vi)	no contract, liability or commitment (whether in respect of expenditure or otherwise) has been entered into by the Company or the Subsidiaries which (i) is not at arm’s length, (ii) is of a long term (i.e. in excess of 12 months) or (iii) is of an unusual nature (i.e. not in the ordinary course of business);

(vii)	the Company and the Subsidiaries have not disposed of or agreed to dispose of any assets except in the ordinary course of business;

(viii)	no debtor has been released by the Company or the Subsidiaries on terms that he pays less than the book value of its debt and no debt owing to the Company or the Subsidiaries has been deferred, subordinated or written off or proven to any extent irrecoverable;

(ix)	no changes have been made in the remuneration, benefits or other terms of employment of any Key Employee; and

(x)	the business of the Company and the Subsidiaries has not been affected by the loss of any important customer or important source of supply, or by any product recall, and the Seller is not aware of any fact or circumstance likely to give rise to any such effect whether before or after the Closing Date;

it for the avoidance of doubt being understood that Ipso Norge and Ipso Spain have been incorporated in 2006 (on February 7 and February 27 respectively) within the framework of the reorganization of the Company’s distribution process in Norway and Spain respectively (which prior to incorporation of Ipso Norge c.q. Ipso Spain was organized through independent distributors instead of through Ipso Norge c.q. Ipso Spain). In this respect the Company has not entered into any agreements, commitments or other undertakings on behalf of Ipso Norge or Ipso Spain which could trigger its joint and several liability as their promoter in accordance with applicable (Norwegian c.q. Spanish) law.

9	Taxes

9.1	Compliance in respect of Taxes

The Company and the Subsidiaries have complied in all material respects with all applicable laws in respect of Taxes.

9.2	The Company and the Subsidiaries:

9.2.1	have timely filed all national, regional, local and other domestic or foreign Tax returns, reports and declarations, required to be filed with respect to Taxes, in conformity with all applicable laws and regulations, and such returns, reports and declarations are accurate in all material respects;

9.2.2	have timely paid, or will by the Closing timely pay, all Taxes that are due or claimed to be due on or prior to the Closing by any national, regional, local or other domestic or foreign Tax authorities; there is no further liability for any such Taxes, and no interest or penalties accrued or accruing with respect thereto, except as has been fully reserved or accrued for in the CLD Company Annual Accounts 2005;

9.2.3	have not executed or filed with any national, regional, local or other domestic or foreign Tax authority any agreement or arrangement extending the period of filing of any Tax return, report or declaration or the period of assessment, payment or collection of any Taxes;

9.2.4	have, to the Seller’s knowledge, made full disclosure to the Purchaser with respect to, and made full provisions in their books and records for Taxes not yet due or owing, where allowed pursuant to applicable laws and regulations as well as applicable generally accepted accounting principles; and

9.2.5	have, to the Seller’s knowledge, filed timely and correctly all protests, requests for relief, reimbursement of Taxes to which the Company or the Subsidiaries could be legally entitled.

9.3	Other Tax Matters

9.3.1	No audit or investigation of the Company or the Subsidiaries by any Tax authorities is ongoing with respect to Tax matters, save as set forth in Disclosure Schedule 9.3.1.

9.3.2	No dispute between the Company or the Subsidiaries and the relevant Tax authorities is ongoing, save those set forth in Disclosure Schedule 9.3.1. There are no Tax liens or mortgages on any asset of the Company or the Subsidiaries. Save as set forth in Disclosure Schedule 9.3.1, there are no law suits, proceedings, investigations or claims initiated or pending against the Company or the Subsidiaries with respect to Taxes of any nature and, to the Seller’s knowledge, there is no basis for such law suits, proceedings, investigations or claims. No relief (by way of deducting, reduction, set off, exemption or otherwise) from, against or in respect of any taxation or charge has been claimed by or given to the Company or the Subsidiaries which could, to the Seller’s knowledge, be withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at any time before the Closing Date. All deferred Tax liabilities of the Company and the Subsidiaries, if any, are reflected in the CLD Company Annual Accounts 2005 and the respective amounts have been fully reserved for.

9.3.3	The Company and the Subsidiaries have not entered into, nor are, nor have been a party to, nor, to the Seller’s knowledge, have otherwise been involved in any scheme or arrangement designed for the purpose of unlawfully avoiding Taxes, and have, to the Seller’s knowledge, not unlawfully invoked an exemption or reduction of Tax.

9.3.4	Set forth in Disclosure Schedule 9.3.4 is a list and description of the tax carry forward losses (“pertes récupérables” / “aftrekbare bedrijfsverliezen”) and investment credits (“déductions pour investissements” / “investeringsaftrek”) available to the Company or the Subsidiaries, which are admitted by the relevant Tax authorities.

9.3.5	No claim has been made by any Tax authority in a jurisdiction where any of the Subsidiaries or the Company does not file Tax returns to the effect that such company is or may be liable for Taxes in that jurisdiction.

9.3.6	Neither the Company nor the Subsidiaries (A) are a party to, bound by, or obligated under, any Tax sharing agreement pursuant to which it will have any obligation to make any payment to any person (other than one of the other Subsidiaries or the Company) after Closing and (B) are or may be liable for Taxes of any other person as a member of a consolidated or an affiliated group, or as a transferee or successor, or similar principle, in any taxing jurisdiction.

9.3.7	The Purchaser will not be required to deduct or withhold any amount from the purchase price for the Shares pursuant to the Agreement.

9.3.8	No transaction or operation entered into by the CLD Companies has been carried out on conditions which can give rise to material adverse Tax adjustments.

10	Environmental

10.1	Neither the Company nor any of the Subsidiaries is under any obligation to carry out any investigation, clean-up work, corrective action or other remedial work or has any financial responsibility for the costs of such investigation, clean-up work, corrective action or other remedial work, under any law, judicial decision, arbitration award or decision of any public authority to which it is subject. The Company or the Subsidiaries have not been subject to any environmental audit, study, inspection or test performed by or on behalf of any administration or governmental authority except as disclosed in Disclosure Schedule 10.1. No such authority has given any direction or order to the Company or the Subsidiaries in connection with environmental matters and the Company or the Subsidiaries are not or have not been subject to any pending or, to the Seller’s knowledge, threatening orders, claims, actions or complaints of third parties, including neighbours, authorities or associations, except as disclosed in Disclosure Schedule 10.1.

10.2	Except as disclosed in Disclosure Schedule 10.2, (i) the soil, subsoil and groundwater of the land presently and previously owned, leased or used by the Company and the Subsidiaries are not contaminated or polluted above levels allowed under applicable laws and regulations, and (ii) the Company and the Subsidiaries have not caused any soil, subsoil, groundwater or other contamination or pollution in, on, above or under the land currently or formerly owned, leased or used by it above levels allowed under applicable laws and regulations.

10.3	The land and buildings presently and previously owned, leased or used by the Company and the Subsidiaries are and have not been used for the handling, processing, treatment, storage or disposal of hazardous substances, except as provided for in the respective environmental permits. No underground tanks or other underground storage receptacles for those substances are located in such land or buildings, except as disclosed in Disclosure Schedule 10.3.

10.4	To the Seller’s knowledge, there is no asbestos nor PCB in the buildings presently and previously owned, leased or used by the Company and the Subsidiaries.

10.5	The Company and the Subsidiaries have not, in a way that could give rise to any material liability or obligation, (i) disposed of, or arranged for the disposal of, any waste, or drained any waste water, or pumped any surface water or groundwater, nor (ii) carried out any other activity likely to have an adverse effect on the environment, the public health and the health of their personnel.

10.6	An environmental permit was delivered to each of the Company, Ipso Rent and Ipso Rent Deutschland. A copy of all these permits is hereto attached as Disclosure Schedule 10.6.

10.7	Set forth in Disclosure Schedule 10.7 is a true and complete list of all environmental permits, assessments, audits, investigations, reports, studies and documents in its possession, custody or control relating to the Company and the Subsidiaries or any of the Company’s or Subsidiaries’ current or former facilities or properties.

10.8	The Company and the Subsidiaries are and have at all times been in material compliance with environmental laws and environmental permits.

11	Employment Matters and Pensions

11.1	Disclosure Schedule 11.1 sets out a true and complete list of all employees or other personnel engaged in the Company or the Subsidiaries, and a true and complete description of their names, addresses, job description, duration of agreement, possible protected employee status (trade union representative), date of birth, length of service and, taking into account any applicable indexation, their current salary, commissions, remunerations in kind, bonuses, pensions, group insurance contributions and other fringe benefits.

11.2	Set forth in Disclosure Schedule 11.2 is a true and complete list of all persons and companies rendering consulting services to the Company or the Subsidiaries and of all independent contractors, subcontractors, management companies or any other person or company working in an independent capacity for or on behalf of the Company or the Subsidiaries, including a true and complete description of their names, addresses, job description, duration of the agreements, their current fees, commissions, remunerations in kind, bonuses, pensions, and other fringe benefits.

11.3	The Company and the Subsidiaries have complied in all material respects with applicable individual labour and consulting or contractor agreements, all applicable collective bargaining agreements, all judgments in connection with their existing or former employees, and all applicable laws pertaining to employment and remuneration.

11.4	All remunerations and moneys to be paid to the employees or consultants or contractors of the Company and the Subsidiaries have been calculated and paid in conformity with the applicable legal and Tax rules. All social security payments and withholding tax payments due at or prior to the date of this Agreement in connection with said employment, consulting or contractor agreements have been made in due time and the Company and the Subsidiaries have complied with all applicable Tax and social security legislation pertaining thereto.

11.5	The Company and the Subsidiaries are under no obligation nor have they made any provision to increase the aggregate annual remuneration, pension or group insurance benefit payable to employees save in accordance with applicable laws, regulations or collective bargaining agreements, except as set forth in Disclosure Schedule 11.5. No benefits or rights other than those described in the individual labour agreements, consulting or contractor agreements or the applicable collective bargaining agreements have been granted to the employees, consultants or contractors. The Company and the Subsidiaries have not entered into nor have they proposed to introduce any share incentive scheme, share option scheme, profit sharing, commissions, bonus packages (except for the bonus packages over 2005 and (through the setting of bonus targets) 2006, granted c.q. set in the ordinary course of business) or other such incentive schemes nor any additional agreement for the granting of life and group insurance.

11.6	Disclosure Schedule 11.6 sets forth a full list and true and complete copies of all pension plans, insurance policies in case of disability and hospitalisation insurance entered into by the Company or the Subsidiaries. Each such pension plan, insurance policy in case of disability and hospitalisation insurance has been administered in all material respects in accordance with its terms and the Company and the Subsidiaries have met their obligations with respect thereto. The pension plans are in all material respects in compliance with the applicable laws, including the Pensions Act of 28 April 2003 and the regulations thereunder and the Discrimination Act of 25 February 2003.

11.7	All employees of the Company and its Subsidiaries who fulfil the eligibility conditions of the pension plans, the insurance in case of disability and the hospitalisation insurance are duly affiliated.

11.8	The Company and the Subsidiaries do not have any obligation of whatever nature towards any present or former director or employee in connection with retirement or early retirement, except as set forth in Disclosure Schedule 11.6. All obligations of the Company and the Subsidiaries which are due and payable with respect to all former and current pension policies have been fully and finally settled and all liabilities of the Company and the Subsidiaries in respect of or in relation to the accrued pension or pre-pension entitlements of former and current employees have been properly and duly funded or provided for in the CLD Company Annual Accounts 2005. None of the Company and the Subsidiaries has entered into any retirement benefit plans that are or become subject to defined benefit accounting treatment under Belgian GAAP, German GAAP or IFRS (as applicable).

11.9	The Company and the Subsidiaries have not entered into any specific ad hoc contracts or undertakings with any former or current employee or director with respect to the termination of its employment or engagement with the Company or the Subsidiaries, including but not limited to undertakings providing for a notice period or payment of an indemnity which exceed those that would apply in the absence of such contract or undertaking under applicable laws, regulations, collective bargaining agreements and/or practice, except as set forth in Disclosure Schedule 11.7.

11.10	The Company and the Subsidiaries have not been notified of any pending governmental investigations relating to employment matters before or by any commission, inspection or other administrative or governmental authority involving the Company or any of the Subsidiaries.

11.11	There is no strike or work stoppage ongoing or, to the Seller’s knowledge, threatened against the Company or any of the Subsidiaries.

11.12	To the Seller’s knowledge, no events or circumstances exist that could lead to a re-qualification into employment agreements of any of the consultancy or independent contractor agreements entered into by the Company or the Subsidiaries.

12	Affiliate Transactions and Relationships

12.1	None of the Subsidiaries or the Company shall owe any amounts to the Seller or Affiliated Companies of the Seller (other than the CLD Companies) as at Closing.

12.2	There shall be no amounts owed to the Company or the Subsidiaries by the Seller or Affiliated Companies of the Seller (other than the CLD Companies) by virtue of a loan, a current account or otherwise, as at Closing.

12.3	Except as set forth in Disclosure Schedule 12.3, there are no outstanding inter-company accounts between one or more of the Subsidiaries on the one hand and the Company on the other hand, or between the Subsidiaries.

13	Insurance Policies

13.1	Disclosure Schedule 13.1 sets out a true and complete list and copy of all insurance policies maintained by the Company and the Subsidiaries.

13.2	All the assets of the Company and the Subsidiaries of an insurable nature are and have, to the Seller’s knowledge, at all times been adequately insured against fire and other risks customarily insured against by and in such amounts as are customary for persons carrying on the same classes of business as those carried on by the Company and the Subsidiaries. The Company and the Subsidiaries are adequately covered against such casualties, risks and contingencies (including, but not limited to, accident, injury, third party loss and loss of profits), and in such amounts, types and forms, as are customarily covered by persons carrying on the same classes of business as those carried on by the Company and the Subsidiaries.

13.3	All of the aforementioned insurance policies are currently in full force and effect and all premiums due have been paid. Nothing has been done or omitted to be done which would make any insurance policy void, avoidable or non operative.

13.4	Neither the Seller nor the Company or the Subsidiaries have received any notification of the cancellation or suspension of any of the aforementioned insurance policies or any notification of the cancellation or suspension thereof, or of the continuation or renewal thereof on less favourable terms and conditions, and no coverage has been ended or limited by any insurance carrier to which the Seller, the Company or the Subsidiaries have applied for or received insurance during the past three years. There are no pending or, to the Seller’s knowledge, threatening claims, demands or offsets which would tend to impair the full value of these policies.

14	Intellectual Property

14.1	Disclosure Schedule 14.1 sets out a true and complete list (i) (a) and complete and correct copies of all registered trademarks and service marks, including any registered trade names and logos, and corporate names, (b) of all designs and models, design patents, utility patents, copyrights on computer programs and domain names, owned by the Company and/or the Subsidiaries, whether used or not and (c) of all registrations, applications for registration and any other documents indicating or proving the ownership of any of the intellectual property listed in (a) and (b) (the “Registered Owned Proprietary Rights”); (ii) (a) and complete and correct copies of all trademarks, service marks, trade names and logos and corporate names and (b) of all designs and models, design patents, utility patents, copyrights (including copyrights on computer programs but excluding on photographs, brochures, posters, publicity and promotional materials, internal reports, memos and other texts), know-how, trade secrets, utility/design patents under development and domain names, whether registered or not, that are provided under an explicit and written license contract to the Company or any of the Subsidiaries as a licensee, whether used or not (the “Licensed Rights”); and (iii) all license, dealership, franchise or other agreements (as a licensor, sub-licensor or licensee) relating to the Owned Proprietary Rights and Licensed Rights.

One or more of the Company and its Subsidiaries (a) are, to the best of their knowledge and without guaranteeing the non-existence of any rights of any third party on an identical or similar work independently developed by any third party, the sole and exclusive owner but in any case the owner of, and have, to the best of their knowledge and without guaranteeing the non-existence of any rights of any third party on an identical or similar work independently developed by any third party, the sole and unrestricted right but in any case the right to use, all of (i) the Registered Owned Proprietary Rights and (ii) except for any Licensed Rights, any unregistered trade names and logos, copyrights (other than copyrights on computer programs), know-how, trade secrets, secret processes and utility/design patents under development that are used in and required to carry out their business and to conduct their operations (“Unregistered Owned Proprietary Rights”) and (b) have the right to use the Licensed Rights.

14.2	The Company and/or the Subsidiaries have the right to assign any interest or rights held in any Registered Owned Proprietary Rights and Unregistered Owned Proprietary Rights (together, “Owned Proprietary Rights”). The Company and the Subsidiaries have obtained all rights and transfers of rights in any Owned Proprietary Rights, including any transfers from employees, agents, independent consultants, clients, subcontractors or contractors.

14.3	All Owned Proprietary Rights and Licensed Rights are valid, existing and in force, and the Company and the Subsidiaries have taken all actions reasonably necessary to ensure full protection of the Owned Proprietary

Rights or Licensed Rights (including, but not limited to, making and maintaining in full force and effect all necessary filings, registrations and issuances). All registrable Owned Proprietary Rights and Licensed Rights have been duly registered by the Company and/or the Subsidiaries with all appropriate domestic, foreign or international administrative agencies. Each such registration is current and valid and no cancellation or invalidity proceedings have been initiated or, to the Seller’s knowledge, threatened with respect to any such registration.

14.4	Each license, dealership, franchise or other agreements existing with respect to the Owned Proprietary Rights and the Licensed Rights and as referred to in Disclosure Schedule 14.1 is valid, existing and in force for the term specified and there has not been, and, to the Seller’s knowledge, there does not exist any basis for, any claim of breach or default, with respect to such agreements.

14.5	To the Seller’s knowledge, neither the Company nor any of the Subsidiaries are infringing upon or otherwise violating the rights of any third party with respect to any of the Owned Proprietary Rights or Licensed Rights. There are no claims or proceedings pending or, to the Seller’s knowledge, threatened, which would challenge the rights of the Company and the Subsidiaries in respect of the Owned Proprietary Rights and Licensed Rights.

14.6	To the Seller’s knowledge no third party is infringing upon or otherwise violating the rights of the Company and the Subsidiaries with respect to any of the Owned Proprietary Rights or Licensed Rights.

14.7	By using the Owned Proprietary Rights or Licensed Rights or by pursuing their business, the Company and the Subsidiaries are, to the Seller’s knowledge, not infringing upon or otherwise violating the rights of any third party. No proceedings have been instituted or, to the Seller’s knowledge, threatened, nor has any claim been made with respect to any such infringement or violation.

14.8	As of Closing, each of the Company and the Subsidiaries will own or have valid rights to use all intellectual property which is required to enable them to carry out their business and conduct their operations in substantially the same manner as they presently operate.

14.9	The Company and the Subsidiaries do not use any intellectual property other than the Owned Proprietary Rights and the Licensed Rights.

14.10	The Company and the Subsidiaries have taken all actions reasonably necessary to maintain the secrecy of all confidential Owned Proprietary Rights or Licensed Rights (including requiring the execution of valid and enforceable agreements by employees or any other person to whom such confidential intellectual property is made available).

14.11	Disclosure Schedule 14.11 contains a list of all trademarks which contain the element “LSG”, “IPSO” or “IPSOMAT”, as found in and printed from the public online trademarks register database of the Benelux Trademarks Office (http://register.bmb-bbm.org).

14.12	Reference is made to Disclosure Schedule 16.6.9. The Seller represents that (i) neither the technology at stake in the legal proceedings initiated by B&B Controls NV against the Company and Declerck Elektronika BVBA nor any element thereof is used in the commercial laundry division of the Company; (ii) without limiting the foregoing, there is no interrelation between the technology developed by Declerck Elektronika BVBA/the Company for B&B Controls NV and the technology used by the Company in the commercial laundry devices or for the production of such devices, and; (iii) to the best of the Seller’s knowledge, the use of such technology does not and in no way would infringe upon any intellectual property developed for B&B Controls NV.

15	Information Technology

15.1	Disclosure Schedule 15.1 sets forth a full list of the computer systems and hardware owned or leased by the Company and the Subsidiaries (the “Information Technology”), including information for each Information Technology asset on ownership title, make and model, serial number and relevant characteristics. The Company and the Subsidiaries own or have valid leases to use the Information Technology currently used or held for use by them.

15.2	All software installed on the Information Technology is either owned by or validly licensed to the Company or the Subsidiaries, and copies of all software license contracts entered into by the Company and the Subsidiaries are attached to Disclosure Schedule 15.2. Each of these software license contracts is in full force and effect and is valid and enforceable against the Company or the Subsidiaries and against the other parties thereto in accordance with their terms, and, to the Seller’s knowledge, all parties to these software license contracts are and at all times have been in all material respects in compliance with all applicable terms and requirements thereof.

15.3	All hardware and software used by the Company or the Subsidiaries but owned by a third party is (except for Information Technology set forth on Disclosure Schedule 15.1) listed in Disclosure Schedule 15.3. Copies of all software license contracts entered into in writing by the Company and the Subsidiaries and relating to such software, or if these contracts are not available all order forms and/or invoices relating to such software are attached to Disclosure Schedule 15.3. Each of these software license contracts is in full force and effect and is valid and enforceable against the Company or the Subsidiaries and against the other parties thereto in accordance with their terms, and, to the Seller’s knowledge, all parties to these software license contracts are and at all times have been in all material respects in compliance with all applicable terms and requirements thereof.

15.4	Disclosure Schedule 15.4 contains copies of all Information Technology contracts with third-party providers of communications, hardware and software maintenance, application development, network management and media management. Each of these Information Technology contracts is in full force and effect and is valid and enforceable against the Company or the Subsidiaries and against the other parties thereto in accordance with their terms, and, to the Seller’s knowledge, all parties to these Information Technology contracts are and at all times have been in all material respects in compliance with all applicable terms and requirements thereof.

16	Regulatory and Litigation

16.1	Disclosure Schedule 16.1 sets forth all licenses, permits, certificates, consents, approvals and other authorizations necessary or otherwise material to the Company and the Subsidiaries.

16.2	The Company and the Subsidiaries have all administrative or other licenses, permits, certificates, consents, approvals and other authorizations required for the conduct of their activities in the places and in the manner in which such activities are presently carried out, including, but not limited to environmental, building, and operating permits, export and import licenses. The Company and the Subsidiaries are operating in all material respects in conformity with all conditions imposed by such authorizations. No such authorization has expired or has been suspended, revoked, or cancelled nor is any such authorization, to the Seller’s knowledge, threatened with suspension, modification, revocation or cancellation. To the extent necessary, requests for renewal of such authorizations have been timely filed. No such authorization requires any notification prior or after the execution and delivery of this Agreement in order to be maintained or to remain valid. The Company and the Subsidiaries have made all investments necessary to maintain their activities in all material respects in compliance with such authorizations.

16.3	To the Seller’s knowledge, the Company and the Subsidiaries are complying and have complied with all applicable laws, regulations, court decisions, arbitration awards and other legal requirements affecting their business and operations in each jurisdiction in which they do business. To the Seller’s knowledge, no part of the business and operations of the Company or the Subsidiaries is threatened by contemplated changes in such legal requirements.

16.4	No agreement, commitment or arrangement to which the Company and the Subsidiaries are a party directly or indirectly infringes Belgian or EU competition law or any legislative or administrative act issued thereunder.

16.5	The Company and the Subsidiaries are not bound by any non-competition obligation and the Company and the Subsidiaries have not entered into any written or oral agreement, commitment or understanding limiting or restraining it from carrying out their activities by engaging or competing, in any business, with any third party.

16.6	Except as set forth in Disclosure Schedule 16.6, no claim, investigation, lawsuit, arbitration, administrative proceedings or other legal proceedings involving the Company or the Subsidiaries is pending or, to the Seller’s knowledge, threatened before any court, arbitral tribunal or any other competent authority.

17	Assets

17.1	Ownership title to assets and security interests

17.1.1	The Company and each Subsidiary has valid ownership title to, or in case of assets leased valid leasehold interest in all land, buildings, plants, machinery, equipment, furniture, vehicles, interests in other companies, accounts receivable, inventory, cash and other fixed and current assets (“actifs immobilisés et circulants” / “vaste en vlottende activa”) which are being used for the conduct of its business.

17.1.2	Except as set forth in Disclosure Schedule 17.1.2, none of the assets used by the Company or the Subsidiaries in their business are subject to a contractual clause that reserves the ownership of such assets to the benefit of a third party.

17.1.3	All of the assets owned by the Company and each of the Subsidiaries are free and clear of all mortgages, pledges, security interests, usufructs (“usufruit” / “vruchtgebruik”), options, pre-emption rights, easements (“servitude” / “erfdienstbaarheid”), restrictions or any other third party rights of any kind, except for:

(i)	the security interests or other third party rights disclosed in Disclosure Schedule 17.1.3;

(ii)	the security interests or other third party rights mentioned on the relevant CLD Company’s statutory accounts per December 31, 2005; and

(iii)	security interests created by operation of law.

17.1.4	All of the filings and other formalities necessary to establish or protect the ownership of the Company and of the Subsidiaries on their assets have been made in accordance with applicable law.

17.1.5	As at Closing, there shall be no mortgage (“hypothèque” / “hypotheek”) on the real properties of the Company and/or of the Subsidiaries nor any overall pledge on the assets (“gage sur fonds de commerce” / “pand op de handelszaak”) of the Company and/or of the Subsidiaries to the benefit of any third party.

17.2	Real Property owned by the Company or the Subsidiaries

17.2.1	Disclosure Schedule 17.2.1 sets forth a list of all real property owned by the Company and the Subsidiaries, including true and complete copies of the respective ownership deeds. The Company and the Subsidiaries are the sole legal owner and have valid title, free and clear of any mortgages, liens, mandates to mortgages, security interests or other encumbrances, to these real properties. The Company and the Subsidiaries do not have any ownership rights or other interests in real properties than those listed in Disclosure Schedule 17.2.1.

17.2.2	The buildings owned by the Company or the Subsidiaries have in all material respects been constructed in conformity with all applicable building permits, zoning and other regulatory requirements (including but not limited to fire protection requirements).

17.2.3	There are no disputes existing or, to the Seller’s knowledge, threatened with adjoining landowners or building owners.

17.2.4	None of the real property owned by the Company is leased to any third party.

17.3	Real Property Leased to the Company

17.3.1	Disclosure Schedule 17.3 contains a list of all of the real property leased to the Company and the Subsidiaries as lessee, including true and complete copies of all lease agreements relating to such real property. All lease agreements and all options to renew these leases or to purchase the real property are valid and duly registered and, where appropriate in order to secure their enforceability against third parties, recorded with all competent authorities including the Mortgage Registrar (“conservation des hypothèques” / “hypotheekkantoor”).

17.3.2	All of the rental payments and all of the expenses concerning the leased real property have been fully and timely paid and all of the terms and conditions of the lease agreements have been respected in all material respects. None of the leases to which the Company or the Subsidiaries are a party are, to the Seller’s knowledge, threatened with suspension or cancellation.

17.3.3	The Company and the Subsidiaries enjoy peaceful and undisturbed possession of all real property leased to them.

17.3.4	The Company and the Subsidiaries have not agreed to any agreement by which they would sub-lease the real property or assign any rights under any lease.

17.3.5	The leased real property has not been built or leased and is not occupied in material violation of any building, zoning or other regulatory requirements (including but not limited to fire protection requirements).

17.4	Condition and Sufficiency of Assets

17.4.1	Subject to ordinary wear and tear, all buildings, plants, machinery, equipment, furniture, vehicles, and all other tangible assets (“immobilisations corporelles” / “materiële vaste activa”) owned or used by the Company or the Subsidiaries are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of them is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

17.4.2	All fixed and tangible assets owned or used by the Company or the Subsidiaries are sufficient for the continued conduct of their business after the Closing in substantially the same manner as conducted prior to the Closing. The Seller is not aware of any reason why the Purchaser may not anticipate full utilization of said assets for the balance of the lifetime for which they were designed, manufactured, built and/or installed.

17.5	Inventory

17.5.1	All inventory of raw materials, supplies, work-in-progress, finished goods and returned products of the Company and the Subsidiaries consists of a quality and quantity usable and sellable in the ordinary course of business, except for obsolete items and items of below-standard quality, most of which have been written off or written down to net realizable value in the CLD Company Annual Accounts 2005. All inventory has been recorded in the CLD Company Annual Accounts 2005 at the lower of cost or market value.

17.5.2	The quantities of each item of inventory (whether raw materials, supplies, work-in-process, finished goods or returned products) are reasonable in the present circumstances of the Company or the Subsidiaries.

18	Material Contracts

18.1	Disclosure Schedule 18.1 contains a complete and accurate list and true and complete copies of all Material Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets may be bound.

18.2	Each of these Material Contracts is in full force and effect and is valid and enforceable against the Company or the Subsidiaries and against the other parties thereto in accordance with their terms.

18.3	The Company and the Subsidiaries and all other parties to these Material Contracts are and at all times have been in all material respects in compliance with all applicable terms and requirements of each of these Material Contracts.

18.4	No event has occurred and no circumstance exists that (with or without notice or lapse of time or both) is likely to result in a material violation or breach of any of these Material Contracts.

*

*                    *

1	Binding Effect of this Agreement	51

2	Existence and Organisation of the Company and the Subsidiaries	51

3	Capital of the Company and the Subsidiaries	52

4	Ownership of the Shares and Rights Attached to the Shares	54

5	Free Transferability of the Shares	54

6	Interests in other companies	54

7	Annual Accounts, CLD Annual Accounts and CLD Company Annual Accounts	54

8	Absence of Changes since December 31, 2005	55

9	Taxes	56

10	Environmental	57

11	Employment Matters and Pensions	58

12	Affiliate Transactions and Relationships	59

13	Insurance Policies	59

14	Intellectual Property	60

15	Information Technology	61

16	Regulatory and Litigation	62

17	Assets	63

18	Material Contracts	64

Schedule 10: Purchaser’s Representations under the Agreement

1	Binding Effect of this Agreement

1.1	The Purchaser has (and, upon designation in accordance with Clause 2.1.3 of the Agreement, the designee shall have) (a) the capacity and corporate authority and (b) obtained all required consents and approvals to (i) enter into and execute this Agreement, (ii) purchase the Shares, and (iii) perform its obligations hereunder.

1.2	This Agreement has been duly executed by the Purchaser and constitutes the legal, valid, binding and enforceable obligation of the Purchaser in accordance with its terms. Upon designation in accordance with Clause 2.1.3 of the Agreement, the Agreement shall constitute the legal, valid, binding and enforceable obligation of the designee in accordance with its terms.

1.3	The execution and performance of this Agreement and the consummation of the Transaction do not and will not (i) conflict with or violate the articles of association, certificate of incorporation, bylaws or other organizational documents of the Purchaser (and, upon designation in accordance with Clause 2.1.3 of the Agreement, of the designee), (ii) conflict with or give rise to a right of modification, suspension, termination, cancellation or acceleration of any obligation or to loss of a benefit under any law, judicial/arbitration or administrative decision (“vonnis”, “arrest”, “beschikking”, “administratieve beslissing”) applicable to the Purchaser (and, upon designation in accordance with Clause 2.1.3 of the Agreement, to the designee),; or any agreement, permit, authorization, obligation, or covenant to which the Purchaser (and, upon designation in accordance with Clause 2.1.3 of the Agreement, the designee), is subject or a party, and/or (iii) require the Purchaser (and, upon designation in accordance with Clause 2.1.3 of the Agreement, the designee), to file any documents with or notify any public authority or other third party, or to obtain any consent or approval from any public authority or other third party in connection with this Agreement, other than such filing, notification, approval and consent to which a specific reference is made in this Agreement.

2	Existence and Organisation of the Purchaser

2.1	The Purchaser is a limited liability company duly incorporated and validly existing for an unlimited duration under the laws of the state of Delaware, United States of America.

2.2	The Purchaser is duly registered with all competent authorities in accordance with the laws of the state of Delaware, United States of America.

2.3	Upon designation in accordance with Clause 2.1.3 of the Agreement, the designee shall be a company duly incorporated, duly registered and validly existing under the laws of Belgium.

1	Binding Effect of this Agreement	67

2	Existence and Organisation of the Purchaser	67